Exhibit 99.1

Consolidated Financial Statements

Statement of Responsibility

for the Consolidated Financial Statements of

The Province of Nova Scotia

Responsibility for the integrity, objectivity, and fair presentation of the consolidated financial statements of the Province of Nova Scotia rests with the government. These financial statements are prepared on behalf of the Minister and Deputy Minister of Finance and Treasury Board by the Controller in accordance with Canadian public sector accounting standards.

The consolidated financial statements include a Consolidated Statement of Financial Position, Consolidated Statement of Operations and Accumulated Deficits, Consolidated Statement of Changes in Net Debt, Consolidated Statement of Cash Flow, and notes to the consolidated financial statements. They present fairly, in all material respects, the financial position and the results of operations for the year ended March 31, 2019. The government is responsible for maintaining a system of internal accounting and administrative controls in order to provide reasonable assurance that transactions are appropriately authorized, assets are safeguarded, and financial records are properly maintained.

Under the mandate in Section 19 of the Auditor General Act, the Auditor General of Nova Scotia provides an independent opinion on the consolidated financial statements prepared by the government.

Geoffrey Gatien, CPA, CA

Associate Deputy Minister and Controller

5161 George Street Royal Centre, Suite 400 Halifax, Nova Scotia B3J 1M7	Office of the Auditor General

INDEPENDENT AUDITOR’S REPORT

To the Members of the Legislative Assembly of Nova Scotia:

Report on the Audit of the Consolidated Financial Statements

Opinion

I have audited the consolidated financial statements of the Province of Nova Scotia, which comprise the consolidated statement of financial position as at March 31, 2019, and the consolidated statement of operations and accumulated deficits, consolidated statement of changes in net debt and consolidated statement of cash flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In my opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Province of Nova Scotia as at March 31, 2019, and its consolidated results of operations, consolidated changes in its net debt, and its consolidated cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

I conducted my audit in accordance with Canadian generally accepted auditing standards. My responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of my report. I am independent of the Province of Nova Scotia in accordance with the ethical requirements that are relevant to my audit of the consolidated financial statements in Canada, and I have fulfilled my other ethical responsibilities in accordance with these requirements. I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my opinion.

Emphasis of Matter – Accounting for Contaminated Sites

I draw attention to Note 1 and Note 10 of the March 31, 2019 consolidated financial statements of the Province of Nova Scotia which describe the accounting policy and the nature and details of the amounts recorded in the consolidated financial statements related to contaminated sites. This note outlines how the Province complies with accounting standards for environmental costs based on the key requirements of Canadian public sector accounting standards. This means that amounts are only recorded when a liability meets recognition criteria and can be reliably measured.

In the future, as additional environmental studies are completed, it may be possible that the Province will need to account for additional liabilities related to its contaminated sites if it determines that contamination exceeds an environmental standard, a reasonable estimate of the related remediation costs can be made, and it is expected future economic benefits will be given up to remediate the sites.

The March 31, 2019 consolidated financial statements of the Province of Nova Scotia fairly present the contaminated sites liability in accordance with Canadian public sector accounting standards.

My opinion is not modified in respect of this matter.

902 424 4046 tel 902 424 4350 fax www.oag-ns.ca Michael.Pickup@novascotia.ca

Other Information

The Government of Nova Scotia is responsible for the other information. The other information comprises the information in Volume 1 of the Public Accounts of Nova Scotia, but does not include the consolidated financial statements and my auditor’s report thereon, which I obtained prior to the date of this auditor’s report, and the Form 18-K Securities and Exchange Commission filing, which is expected to be made available to us after that date.

My opinion on the consolidated financial statements does not cover the other information and I do not and will not express any form of assurance conclusion thereon.

In connection with my audit of the consolidated financial statements, my responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or my knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work I have performed on the other information that I obtained prior to the date of this auditor’s report, I conclude that there is a material misstatement of this other information, I am required to report that fact. I have nothing to report in this regard.

When I read the Form 18-K Securities and Exchange Commission filing, if I conclude that there is a material misstatement therein, I am required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with Canadian public sector accounting standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Province of Nova Scotia’s ability to continue as a going concern, disclosing, as applicable, matters related to the going concern assumption. The going concern basis of accounting has been used in the preparation of the consolidated financial statements, as the Province of Nova Scotia continues to operate as a going concern.

Those charged with governance are responsible for overseeing the Province of Nova Scotia’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

My objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes my opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, I exercise professional judgment and maintain professional skepticism throughout the audit. I also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for my opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Province of Nova Scotia’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Province’s ability to continue as a going concern. If I conclude that a material uncertainty exists, I am required to draw attention in my auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify my opinion. My conclusions are based on the audit evidence obtained up to the date of my auditor’s report. However, future events or conditions may cause the Province of Nova Scotia to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Province of Nova Scotia to express an opinion on the consolidated financial statements. I am responsible for the direction, supervision, and performance of the group audit. I remain solely responsible for my audit opinion.

I communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that I identify during my audit.

I also provide those charged with governance with a statement that I have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on my independence, and where applicable, related safeguards.

Michael A. Pickup, FCPA, FCA
Auditor General of Nova Scotia

Halifax, Nova Scotia
July 18, 2019

Consolidated Financial Statements

Statement 1

Province of Nova Scotia

Consolidated Statement of Financial Position

As at March 31, 2019

($ thousands)

	2019	2018

		(as restated)
Financial Assets
Cash and Short-Term Investments	1,313,486	1,279,557
Accounts Receivable	929,085	1,314,778
Inventories for Resale	2,503	2,585
Loans Receivable (Schedule 3)	2,258,308	2,240,077
Investments (Schedule 3)	134,561	116,579
Investment in Government Business Enterprises (Schedule 6)	266,813	234,171
Assets Held for Sale	—	1,552

	4,904,756	5,189,299

Liabilities
Bank Advances and Short-Term Borrowings	1,078,239	978,159
Accounts Payable and Accrued Liabilities	1,831,391	2,097,969
Deferred Revenue (Note 4)	220,897	208,912
Accrued Interest	219,799	214,910
Pension, Retirement and Other Obligations (Note 5)	2,635,829	2,909,308
Liabilities for Contaminated Sites (Note 10)	372,115	285,460
Unmatured Debt (Schedules 4 and 5)	13,520,878	13,420,391
Unamortized Foreign Exchange Translation Gains and Losses, Premiums and Discounts	36,824	55,605

	19,915,972	20,170,714

Net Debt	(15,011,216)	(14,981,415)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	6,142,658	5,998,773
Inventories of Supplies	77,994	74,971
Prepaid Expenses	20,818	17,972

	6,241,470	6,091,716

Accumulated Deficits	(8,769,746)	(8,889,699)

Accounting Changes (Note 2)
Restricted Assets (Note 3)
Contingencies and Contractual Obligations/Rights (Note 11)
Trust Funds Under Administration (Note 13)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

7 4

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 2

Province of Nova Scotia

Consolidated Statement of Operations and Accumulated Deficits

For the fiscal year ended March 31, 2019

($ thousands)

	Adjusted Estimate 2019	Actual 2019	Actual 2018

			(as restated)
Revenue (Schedule 1)
Provincial Sources
Tax Revenue	5,868,729	5,750,606	5,738,056
Other Provincial Revenue	1,520,898	1,734,351	1,890,022
Net Income from Government Business Enterprises (Schedule 6)	381,255	389,222	385,434
Investment Income	210,096	223,650	229,629

	7,980,978	8,097,829	8,243,141
Federal Sources	3,791,900	3,776,917	3,733,074

Total Revenue	11,772,878	11,874,746	11,976,215

Expenses (Schedule 2)
Agriculture	52,969	63,342	54,856
Business	164,013	150,252	379,434
Communities, Culture and Heritage	91,090	93,725	98,937
Community Services	1,120,294	1,125,216	1,098,027
Education and Early Childhood Development	1,743,054	1,758,918	1,670,448
Energy and Mines	31,567	41,981	52,436
Environment	93,654	95,238	90,989
Finance and Treasury Board	23,446	20,921	22,188
Fisheries and Aquaculture	21,190	16,248	13,561
Health and Wellness	4,614,371	4,694,706	4,602,421
Internal Services	189,851	199,939	185,933
Justice	354,648	353,292	339,279
Labour and Advanced Education	443,414	427,950	434,141
Assistance to Universities	425,272	430,176	475,904
Lands and Forestry	83,855	134,138	82,040
Municipal Affairs	221,025	211,213	286,143
Public Service	214,010	214,487	213,468
Seniors	2,709	2,591	2,170
Transportation and Infrastructure Renewal	481,995	551,051	558,404
Restructuring Costs	190,241	122,531	79,876
Pension Valuation Adjustment (Note 5)	128,803	56,522	57,252
Refundable Tax Credits	146,883	124,529	115,133
Debt Servicing Costs (Note 7)	905,094	865,827	836,886

Total Expenses (Note 8)	11,743,448	11,754,793	11,749,926

Provincial Surplus	29,430	119,953	226,289
Accumulated Deficits, Beginning of Year
As Previously Reported	(8,867,486)	(8,867,486)	(9,097,501)
Accounting Changes (Note 2)	—	(22,213)	(18,487)

As Restated	(8,867,486)	(8,889,699)	(9,115,988)

Accumulated Deficits, End of Year	(8,838,056)	(8,769,746)	(8,889,699)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Consolidated Financial Statements

Statement 3

Province of Nova Scotia

Consolidated Statement of Changes in Net Debt

For the fiscal year ended March 31, 2019

($ thousands)

	Adjusted Estimate 2019	Actual 2019	Actual 2018
			(as restated)

Net Debt, Beginning of Year
As Previously Reported	(14,959,202)	(14,959,202)	(14,949,255)
Accounting Changes (Note 2)	—	(22,213)	(18,487)

As Restated	(14,959,202)	(14,981,415)	(14,967,742)

Changes in the Year
Provincial Surplus	29,430	119,953	226,289
Acquisitions and Transfers of Tangible Capital Assets	(605,000)	(587,860)	(671,228)
Amortization of Tangible Capital Assets	454,994	442,219	434,435
Disposals of Tangible Capital Assets	—	1,756	2,327
Acquisitions of Inventories of Supplies	—	(3,023)	(2,337)
Acquisitions of Prepaid Expenses	—	(2,846)	(3,159)

Total Changes in the Year	(120,576)	(29,801)	(13,673)

Net Debt, End of Year	(15,079,778)	(15,011,216)	(14,981,415)

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Public Accounts Volume 1 — Consolidated Financial Statements

Statement 4

Province of Nova Scotia Consolidated

Statement of Cash Flow

For the fiscal year ended March 31, 2019

($ thousands)

	2019	2018

		(as restated)
Operating Transactions
Provincial Surplus	119,953	226,289
Sinking Fund and Public Debt Management Fund Earnings	(106,519)	(96,546)
Amortization of Premiums and Discounts on Unmatured Debt	826	1,185
Net Income from Government Business Enterprises (Schedule 6)	(389,222)	(385,434)
Profit Distributions from Government Business Enterprises	356,580	362,889
Amortization of Tangible Capital Assets (Schedule 7)	442,219	434,435
Loss (Gain) on Disposal of Tangible Capital Assets	870	(3,274)
Net Change in Other Items (Note 9)	45,010	(221,175)
	469,717	318,369
Investing Transactions
Repayment of Loans Receivable	308,902	464,071
Advances and Investments	(420,301)	(361,102)
Write-offs	75,186	32,604
	(36,213)	135,573
Capital Transactions
Acquisition of Tangible Capital Assets	(587,860)	(671,228)
Proceeds from Disposal of Tangible Capital Assets	886	5,601
	(586,974)	(665,627)
Financing Transactions
Debentures Issued	1,305,413	930,466
Amortization of Foreign Exchange Gains and Other Items	(11,933)	(17,599)
Sinking Fund Withdrawals (Installments)	173,952	(26,309)
Repayment of Debentures and Other Long-Term Obligations	(1,280,033)	(474,747)
	187,399	411,811

Cash Inflows	33,929	200,126
Cash Position, Beginning of Year	1,279,557	1,079,431
Cash Position, End of Year	1,313,486	1,279,557

Cash Position Represented by:
Cash and Short-Term Investments	1,313,486	1,279,557

The accompanying notes and schedules are an integral part of these Consolidated Financial Statements

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies

The Province’s consolidated financial statements are prepared in accordance with Canadian public sector accounting standards using the following significant accounting policies:

(a)	Government Reporting Entity

The government reporting entity (GRE) is comprised of government components within the General Revenue Fund, other governmental units (GUs), government business enterprises (GBEs), and the Province’s share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trust funds that are administered by the Province but not controlled are excluded from the GRE and disclosed in Note 13.

(b)	Principles of Consolidation

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs are accounted for on the modified equity basis. Their accounting principles are not adjusted to conform with those of the Province. The total net assets of all GBEs are reported as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position. The total net income from all GBEs is reported as a separate item on the Consolidated Statement of Operations and Accumulated Deficits.

A GPA is a contractual arrangement between the government and a party or parties outside the GRE. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. The Province’s interest in partnerships is accounted for using the modified equity method, as GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method.

A government component is not a separate entity, but is an integral part of government, such as a department, agency, or public service unit within the General Revenue Fund, or a special purpose fund. A GU is a government organization that is not a GBE, GPA, or government component. GUs include certain boards, commissions, service organizations, and government not-for-profit entities. The accounts of government components and GUs are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1(d). Significant inter-organization balances and transactions are eliminated.

A complete listing of the organizations within the Province’s GRE is provided in Schedule 10.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies (continued)

(c)	Presentation of Estimates

Each year, the Province prepares an annual budget, referred to as the Estimates, which represents the financial plan of the Province presented by the government to the House of Assembly for the fiscal year commencing April 1. The Estimates, forming the basis of the Appropriations Act, are prepared primarily for the management and oversight of the General Revenue Fund based upon the government’s policies, programs, and priorities. Impacts of consolidation are summarized in the Estimates and included on a net basis as Consolidation and Accounting Adjustments.

For consolidation purposes, the Estimates were adjusted on a line-by-line basis to gross up the associated revenues and expenses of the Province’s governmental units in order to be comparative with these consolidated financial statements.

(d)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, program recoveries, user fees, and investment income. Revenues from personal and corporate income taxes, as well as harmonized sales taxes and petroleum royalties, are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the amount estimated, after considering certain adjustments for non-refundable tax credits and other adjustments from the federal government. As actual or more current economic data and information from the federal government becomes available for prior years, adjustments to tax revenues are recorded in the current year. Refundable tax credits are not recognized as a reduction of tax revenues. Petroleum royalties are recorded at the amount estimated and may be adjusted in the current year based on updated forecasts, as well as estimated abandonment costs for the future decommissioning or restoration of offshore field assets.

Government transfers received for operating purposes are recognized as revenue in the period during which the transfer is authorized and all eligibility criteria (if any) are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as deferred revenue and are recognized as revenue as the stipulations are satisfied.

Government transfers received for capital purposes and contributed assets are recognized as revenue in the period that the tangible capital asset is acquired. Capital transfers that have been received in advance of project completion are recorded as deferred revenue and are recognized as revenue as the related eligible expenditures are incurred.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 8, Expenses by Object. Grants and other government transfers are recognized as expenses in the period at the earlier of: 1) the transfer being authorized and all eligibility criteria are met by the recipients, and 2) time of the payment.

Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans, and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies (continued)

Financial Assets

Cash and Short-Term Investments are recorded at cost, which approximate market value, and include R-1 (low, middle, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits, and commercial paper. Terms of investments are generally 1 to 90 days. The weighted average interest rate of short-term investments was 1.79 per cent at year-end.

Accounts Receivable are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans Receivable are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of issuance of the loan. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules. Any write-down of a loan to reflect a loss in value is not reversed if there is a subsequent increase in value. Any loan write-offs must be approved by the Governor in Council.

Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the Province and is recognized as an expense at the date of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value. Any investment write-offs must be approved by the Governor in Council.

Liabilities

Bank Advances and Short-Term Borrowings have initial maturities of one year or less and are recorded at cost, which approximates market value. At year-end, short-term Canadian dollar borrowings had a weighted average interest rate of 1.78 per cent.

Liabilities for Contaminated Sites are recognized when an existing environmental standard is exceeded, the Province is directly responsible or accepts responsibility, the Province expects to remediate and give up future economic benefits, and a reasonable estimate of the amounts can be made. Contaminated sites are a result of any chemical, organic, radioactive material, or live organism being introduced directly or via the air into soil, water, or sediment that exceeds an environmental standard. These liabilities include the costs directly attributable to remediation activities, including costs related to post-remediation operation, maintenance, and monitoring, that are an integral part of the remediation strategy. They are measured based on the best estimate of the expenditures required to complete the remediation, net of any expected recoveries. The carrying amounts of liabilities for contaminated sites are reviewed at each financial reporting date and updated as additional information is available. Any revisions to the amounts previously recognized is accounted for in the period in which the revisions are made.

Deferred Revenue is recorded when funds received are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized as revenue as the stipulations are met, funds are used for their intended purpose, or related eligible capital expenditures are incurred.

Unmatured Debt is comprised of debentures and various loans in Canadian and foreign currencies, as well as capital leases. Debt is recorded at par, net of sinking funds, which include the Public Debt Management Funds.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies (continued)

Hedge accounting is used when financial instruments form a hedging relationship, which is highly effective, and is considered to be consistent with the Province’s financial risk management goals. To have reasonable assurance of the effectiveness of a hedging relationship, the Province must expect the relationship to be effective in achieving offsetting changes in the fair value or cash flows of the hedged item and the hedging item.

Hedge effectiveness requires a high correlation of changes in fair values or cash flows. To ensure effectiveness, the Province employs non-speculative derivatives that match the critical terms of the underlying hedged item. Hedging relationships include synthetic instruments, which involve relationships between two or more assets or liabilities with matching terms for the purpose of emulating the net cash flows or other characteristics of a single asset or liability. Synthetic instrument accounting is used to account for the assets and liabilities in a synthetic instrument relationship as though they were the item being emulated.

Sinking Fund and Public Debt Management Fund investments are recorded at cost, netted against unmatured debt, and consist primarily of debentures of the Province of Nova Scotia, other provincial governments, and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are recorded as part of sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Unrealized foreign exchange gains and losses on the translation of foreign currency are deferred and amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and Discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances, and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans, including accumulated sick leave benefits, where responsibility for the provision of benefits rests with the Province. Liabilities for these plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the Province’s best estimates of performance over the long term. The projected benefit actuarial method attributes the estimated cost of benefits to the periods of employee service. The net liability represents accrued employee benefits less the market related value of plan assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period.

Contingent Liabilities, including provisions for losses on loan guarantees, are potential obligations that may become actual liabilities when one or more future events occur or fail to occur. If the future event is likely, and a reasonable estimate of the loss can be made, an estimated liability is accrued and an expense recorded. If the likelihood is not determinable or an amount cannot be reasonably estimated, the contingency is disclosed in the notes to the

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies (continued)

consolidated financial statements. In cases where an accrual is made, but exposure exists beyond the amount accrued, this excess exposure would also be disclosed, unless the impact is immaterial or the disclosure would have an adverse effect on the outcome of the contingency.

Net Debt

Net Debt consists of the Province’s total liabilities less financial assets, which represents the accumulation of all past annual surpluses/deficits and net investments in non-financial assets.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services, and are not intended for sale in the ordinary course of operations. They are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development, installation, and betterment of the tangible capital asset, except interest. Tangible capital assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges.

Tangible capital assets are written down when conditions indicate that they no longer contribute to the Province’s ability to provide services, or when the value of future economic benefits associated with the tangible capital assets are less than their net book value. The net write-downs are accounted for as amortization expense.

Contributed tangible capital assets received are recorded at their fair market value on the date of contribution, except in circumstances where the value cannot be reasonably determined, in which case they are recognized at nominal value. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water, and mineral resources, or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates applied by the other governmental units are not adjusted to the methods and rates used by the General Revenue Fund.

Inventories of Supplies are held for consumption or use by the Province in the course of its operations and are recorded at the lower of cost and current replacement cost.

Prepaid Expenses are cash disbursements for goods or services, other than tangible capital assets and inventories of supplies, that will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the total liabilities of the Province less financial assets and non-financial assets. This represents the cumulative balance of net surpluses and deficits arising from the operations of the Province.

(e)	Measurement Uncertainty

Measurement uncertainty exists in determining certain amounts at which items are recorded in these consolidated financial statements. Many items are measured using management’s best estimates based on assumptions that reflect the most probable set of economic conditions and planned courses of action. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

1. Financial Reporting and Accounting Policies (continued)

Measurement uncertainty exists in the accruals for such items as pension, retirement and other obligations, liabilities for contaminated sites, and federal and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the Province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists in the liabilities for contaminated sites because the actual extent of the remediation activities, methods, and site contamination may differ significantly from the Province’s original remediation plans.

Uncertainty related to income and sales taxes, petroleum royalties, Canada Health Transfer, and Canada Social Transfer arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues. Other areas requiring the use of management estimates include allowances for doubtful accounts and amortization rates for tangible capital assets.

(f)	Adoption of New Accounting Standards

The Public Sector Accounting Board (PSAB) issued a new accounting standard on restructuring transactions (PS 3430), which defines a restructuring transaction and provides guidance on the recognition and measurement of assets and liabilities transferred in a restructuring transaction. This standard applies to restructuring transactions occurring in fiscal years beginning on or after April 1, 2018. As a result, the adoption of this new standard was not applied retroactively and does not have an impact on these consolidated financial statements.

(g)	Future Changes in Accounting Standards

PSAB has also issued new accounting standards with the following effective dates:

Effective April 1, 2021

–	PS 1201 Financial Statement Presentation replaces PS 1200 with general reporting principles for disclosure of information and is effective in the period PS 2601 and PS 3450 are adopted

–	PS 2601 Foreign Currency Translation replaces PS 2600 with revised accounting and reporting principles for transactions that are denominated in a foreign currency

–	PS 3041 Portfolio Investments replaces PS 3040 with revised accounting and reporting principles for portfolio investments and is effective in the period PS 2601 and PS 3450 are adopted

–

PS 3280 Asset Retirement Obligations defines and provides guidance for accounting and reporting retirement obligations associated with tangible capital assets and includes the withdrawal of PS 3270 Solid Waste Landfill Closure and Post-Closure Liability

–	PS 3450 Financial Instruments defines and provides guidance for accounting and reporting all types of financial instruments including derivatives

These new accounting standards have not been applied in preparing these consolidated financial statements. The Province is currently assessing the impact of these new standards, and the extent of the impact of their adoption on the consolidated financial statements has not yet been determined.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

2. Accounting Changes

Accounting changes were made during the year that have the following impacts:

($ thousands)		2019			2018
	Net Debt April 1, 2018	Accumulated Deficits April 1, 2018	Provincial Surplus	Net Debt April 1, 2017	Accumulated Deficits April 1, 2017

a) Correction to Retirement Allowances Obligation	(14,984)	(14,984)	56	(15,040)	(15,040)
b) Adjustment to Accounting of NSGC’s Interest in ALC	(7,229)	(7,229)	(3,782)	(3,447)	(3,447)
	(22,213)	(22,213)	(3,726)	(18,487)	(18,487)

a)

Correction to Retirement Allowances Obligation – Increase to Pension, Retirement and Other Obligations During the year, the Province determined that retirement allowances for certain health sector entities were not previously recorded as liabilities. These additional obligations were identified while reviewing eligibility for early service payouts and were inadvertently omitted from the Province’s actuarial calculations in past years. The Province recorded this adjustment retroactively. As a result, the opening accumulated deficits and net debt in 2018 increased by $15.0 million, debt servicing costs increased by $0.5 million, pension valuation adjustment decreased by $0.6 million, and the provincial surplus increased by $0.1 million.

b)

Adjustment to NSGC’s Interest in Atlantic Lottery Corporation (ALC) – Decrease to Investment in GBEs During the year, Nova Scotia Gaming Corporation (NSGC) reassessed the nature of its interest in ALC and determined that a change to the accounting treatment was required to comply with International Financial Reporting Standards. The Province recorded this adjustment retroactively. As a result, the opening accumulated deficits and net debt in 2018 increased by $3.4 million, net income from GBEs decreased by $4.8 million, other provincial revenue increased by $1.0 million, and the provincial surplus decreased by $3.8 million.

3.    Restricted Assets

As at March 31, 2019, assets of $90.2 million (2018 – $81.2 million) were designated for restricted purposes by parties external to the Province. Restricted cash and short-term investments totaled $19.5 million (2018 – $15.3 million), comprised of: $11.0 million (2018 – $5.2 million) for Nova Scotia Health Authority (NSHA) Centre for Clinical Research, $4.4 million (2018 – $4.3 million) for gas market development as part of the Nova Scotia Market Development Initiative Fund, $1.8 million (2018 – $2.0 million) for endowment and scholarship funds, and $2.3 million (2018 – $3.8 million) for various other purposes.

Restricted investments totaled $70.7 million (2018 – $65.9 million), comprised of: $48.2 million (2018 – $47.6 million) for NSHA Centre for Clinical Research and other NSHA purposes, $19.6 million (2018 – $15.4 million) for endowment funds, and $2.9 million (2018 – $2.9 million) for various other purposes.

Externally restricted inflows not spent by year-end create a liability that will be settled by using the restricted assets for their intended purposes. The restricted assets described in this note are segregated from other assets and will be used as prescribed in a future period.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

4. Deferred Revenue

($ thousands)	2019	2018

Canada-Nova Scotia Early Learning and Child Care Agreement	978	4,827
Canada-Nova Scotia Home and Community Care and Mental Health and Addictions Services Funding Agreement	9,000	—
Cape Breton-Victoria Regional Centre for Education	2,526	1,233
Conseil scolaire acadien provincial	3,139	2,763
Develop Nova Scotia	2,657	2,655
Halifax Regional Centre for Education	5,234	6,305
Housing Nova Scotia – Social Housing Agreement and Other Federal Funding	35,837	51,445
Izaak Walton Killam Health Centre – Capital and Research Funds	27,358	27,790
Nova Scotia Community College	26,192	18,325
Nova Scotia Health Authority – Capital and Research Funds	65,490	50,382
Public Archives of Nova Scotia	2,442	2,328
Resource Recovery Fund Board Inc. – Unearned Revenue from Container Deposits, Paint Levies, and Tire Deposits	20,889	20,636
Seniors Pharmacare	7,407	9,058
Other Externally Restricted Funds	11,748	11,165
Total Deferred Revenue	220,897	208,912

5. Pension, Retirement and Other Obligations

The Province offers its employees a variety of pension and other retirement, post-employment, compensated absences (accumulated sick leave), and special termination benefits. Most plans are unfunded and are economically dependent on the Province. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the Province to pay benefits occurs.

(a)	Description of Obligations

Pension Benefit Plans

The Province participates in multiple funded pension plans. The Nova Scotia Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP) are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages, and real estate. The plans are jointly funded with contributions from employees being matched by the Province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay, and inflation adjustments.

Since April 1, 2013, the PSSP operates under a joint governance structure whereby the Minister of Finance and Treasury Board transferred responsibility of the PSSP to the Public Service Superannuation Plan Trustee Inc. (PSSPTI), the new trustee of the PSSP. PSSPTI is a body corporate comprised of 13 board members – six represent the Province as the employer, six represent the employees, and an independent chairperson. Due to this change, the Province no longer has any residual liability for the PSSP and therefore does not record PSSP assets or liabilities in these consolidated financial statements. The Province’s pension expense for the PSSP is limited to the employer contributions paid to the PSSP, which are equal to the employee contributions. The contribution rate is set by PSSPTI pursuant to the legislated funding policy and is set for a five-year cycle.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

As at March 31, 2018, the PSSP was 103.4 per cent funded. Based on the PSSP’s funded health, indexing of 0.85 per cent per year was previously approved for the period of January 1, 2016 to December 31, 2020 and no changes to member and employer plan contributions were made. The Province’s contributions to the PSSP in 2019 were $84.5 million (2018 – $82.5 million).

On April 1, 2006, the Minister of Finance and Treasury Board transferred responsibility for the governance of the TPP to the Teachers’ Pension Plan Trustee Inc. (TPPTI). TPPTI is a body corporate comprised of nine board members – four nominated by the Nova Scotia Teachers’ Union (NSTU), four nominated by the Province, and one Chair agreed to by both parties. As a result, the Province and NSTU membership agreed to share all surpluses and deficits of the plan equally. The Province accounts for one-half of all components of the accrued benefit liability associated with this plan in these consolidated financial statements. In addition, the Province recognizes one-half of the components associated with the net benefit plan expense associated with this plan. As at March 31, 2019, the total accrued benefit liability associated with this plan was $737.7 million (2018 – $684.5 million).

As at December 31, 2018, the TPP was 75.3 per cent funded. The TPP Regulations stipulate that when the most recent actuarial valuation shows an actuarial deficit of more than 10.0 per cent, no indexing shall be provided to those pensioners under the variable indexing provision (those who retired on or after August 1, 2006, and those who retired prior to August 1, 2006 but elected to participate in the variable indexing provision). In accordance with Regulation 27C(1), the Province contributed an additional $15.8 million to the TPP in 2019 (2018 – $14.8 million) based on the present value of the forgone indexing as determined by the TPP’s actuary. The Province’s total contributions to the TPP in 2019 were $119.2 million (2018 – $114.0 million).

During the year, the weighted average actual rate of return on plan assets of the TPP was 5.4 per cent (2018 – 5.3 per cent). The total market value of plan assets at March 31, 2019 was $5.2 billion (2018 – $5.1 billion). The liability recorded in 2019 for TPP was based on the most recent actuarial valuation performed at December 31, 2017, extrapolated to March 31, 2019.

Another one of the Province’s significant funded pension plans is the Nova Scotia Health Employees’ Pension Plan (NSHEPP), a multiemployer defined benefit pension plan, funded by employer and employee contributions. As at December 31, 2018, the NSHEPP was 132.6 per cent funded. As the Province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these consolidated financial statements. The most recent actuarial valuation was performed on July 1, 2017 and extrapolated to December 31, 2018, which indicated a funding surplus of $2.1 billion (2018 – $2.1 billion). The Province’s contributions to this plan in 2019 were $106.0 million (2018 – $98.1 million).

The Province is also responsible for the Pension Plan for the Non-Teaching Employees of the Nova Scotia Education Entities, which provides pension benefits to the non-teaching employees of participating Regional Centres for Education (RCEs) and the Conseil scolaire acadien provincial (CSAP). The Province fully accounts for the accrued benefit asset and net benefit plan expense of this plan. The most recent actuarial valuation was performed on December 31, 2017 and extrapolated to March 31, 2019. As at December 31, 2017, the plan was 105.9 per cent funded. Employer contributions in 2019 were $4.6 million (2018 – $4.4 million).

The Province has several other unfunded defined benefit pension plans. The liabilities for these other plans recorded in 2019 were based on the most recent actuarial valuations performed between December 31, 2016 and March 31, 2018 and extrapolated to March 31, 2019.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

Other Retirement Benefits

The Province sponsors two other unfunded retirement benefit plans: retirement allowances and retirement health benefits, some of which contain a life insurance provision. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health benefits vary depending on the collective agreements negotiated with each group. The Province pays 65.0 per cent and 100.0 per cent of the cost of retirement health benefits for the PSSP and TPP retirees, respectively.

The Province discontinued its retirement allowance plans for unionized staff and non-union civil servants/management staff on April 1, 2015 and August 11, 2015 (discontinuation dates), respectively, and no new members will be admitted into the plans. The payment of retirement allowances will be deferred until retirement and calculated based on accumulated service as of the respective discontinuation dates, or as of the first day of a new collective agreement for those contracts expiring after that date, and salary upon retirement. The Province reflected the discontinuation of these retirement allowances for both unionized and non-bargaining unit staff in 2015. The discontinuation does not apply to a person who is entitled to receive a service award under the Public Service Award Regulations made under the Provincial Court Act.

As described in Note 2, the Province recorded in 2019 retirement allowances for certain health sector entities that were not previously accounted for as liabilities. As a result of this correction, the current year impact was an increase of $9.0 million to pension, retirement and other obligations, an increase of $0.5 million to debt servicing costs, and an increase of $2.3 million to pension valuation adjustment.

During 2018, eligible employees of the Nova Scotia Government and General Employees Union (NSGEU) bargaining unit and NSTU at the RCEs and CSAP, Crown attorneys, and non-bargaining unit civil servants were provided with a one-time option to elect an immediate payment of their retirement allowance entitlement. A total of $214.3 million in payments were made subsequent to March 31, 2018. During 2019, eligible employees of the Nova Scotia Council of Healthcare Unions, Nova Scotia Council of Health Support Unions, Nova Scotia Council of Nursing Unions, Nova Scotia Council of Health Administrative Professionals, Canadian Union of Public Employees, Nova Scotia Community College (NSCC), and NSGEU bargaining unit at the Halifax Regional Centre for Education were provided with a one-time option to elect an immediate payment of their retirement allowance entitlement. A total of 18,468 employees were eligible for the early service payout, of which 16,883 employees (91.4 per cent) elected to receive an immediate payment in lieu of their retirement allowance. A total of $163.5 million in payments were made during 2019, and $4.3 million will be made subsequent to the year-end. This immediate payout triggered a settlement under PS 3250, and as such, a net cost of $12.4 million has been reflected in expenses.

Effective July 2, 2018, benefits for NSCC Faculty and Professional Support staff were transferred to a new NSCC Group Insurance and Benefits Plan, triggering the recognition of $2.8 million of actuarial losses on plan settlement in expenses.

The liabilities for these other retirement benefit plans recorded in 2019 were based on the most recent actuarial valuations performed between December 31, 2016 and March 31, 2019 and extrapolated to March 31, 2019.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

Post-Employment Benefits

The Province offers a Self-Insured Workers’ Compensation Plan. For this plan, the amount recorded in these consolidated financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments based on claims ongoing at year-end. The liability for this post-employment benefit plan recorded in 2019 was based on an actuarial valuation performed at March 31, 2019.

The Province also participates in the Nova Scotia Public Service Long Term Disability Plan (LTD Plan). The Province has no residual responsibility to the LTD Plan for any shortfalls in funding. As a result, the Province does not account for any net position of the LTD Plan in these consolidated financial statements. The LTD Plan is managed and administered, under joint trusteeship, by a Board of Trustees appointed by the two plan Sponsors: the Province and the NSGEU. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. The most recent actuarial valuation was performed at December 31, 2018 and indicated a funded ratio of 165.0 per cent.

The Province’s contributions to this plan in 2019 were $7.0 million (2018 – $6.6 million).

Accumulated Sick Leave Benefits

The Province’s RCEs and CSAP, health authorities, and NSCC have collective agreements containing sick leave provisions that accumulate but do not vest. The Province must measure and record a liability associated with the accumulated sick leave benefits (ASLBs) anticipated to be used in future years. The Province’s ASLBs are unfunded, meaning there are no assets set aside to cover the related costs of these benefits in the future.

Due to the nature of these benefits, a liability and expense are measured using actuarial valuations to estimate their financial value. An actuarial assumption must be developed to reflect the probability of employees actually using ASLB “banked days”. This involves a detailed analysis of several years of data to determine historical usage. A historical usage pattern is not based on the data group as a whole but must take into account a number of specific factors such as, but not limited to, gender, age, and type of contract or job functions, each of which may impact the anticipated amount of accumulated sick leave time to be taken in the future. As a result, the anticipated usage assumption may involve a number of criteria and circumstances that then must be applied to the data in coordination with other actuarial assumptions such as the discount rate, retirement age assumptions, future salary increases, mortality rates, etc. The liabilities for ASLBs recorded in 2019 were based on the most recent actuarial valuations performed between March 31, 2017 and August 15, 2018 and extrapolated to March 31, 2019.

Special Termination Benefits

The Province offered early retirement incentive programs to members of the PSSP and TPP in 1986 and 1994, respectively. Qualified members were offered additional years of pensionable service if they elected to retire early. The cost of these benefits was accrued in the year the employee accepted the early retirement option and continue to be calculated using actuarial valuations. The liabilities for these special termination benefits recorded in 2019 were based on the most recent actuarial valuations performed at December 31, 2016 and extrapolated to March 31, 2019.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

(b)	Summary of Balances at Year-End

($ thousands)			2019	2018
	Pension Benefits	Other Benefits	Total	Total
				(as restated)
Projected Benefit Obligation,
Beginning of Year	3,843,749	2,056,333	5,900,082	5,714,055
Current Benefit Cost	82,497	79,286	161,783	153,385
Interest Cost	221,440	60,559	281,999	288,136
Actuarial Losses	55,478	25,010	80,488	47,456
Benefit/Premium Payments	(242,063)	(453,813)	(695,876)	(330,008)
Other	916	4,970	5,886	2,943
Settlement	(3,946)	10,502	6,556	24,115
Projected Benefit Obligation,
End of Year	3,958,071	1,782,847	5,740,918	5,900,082

Market Related Value of Plan Assets,
Beginning of Year	2,771,377	—	2,771,377	2,664,236
Expected Return on Plan Assets	168,000	—	168,000	164,020
Actuarial Gains (Losses)	(10,685)	—	(10,685)	29,504
Benefit Payments	(242,106)	—	(242,106)	(239,406)
Other	830	—	830	(246)
Plan Settlement	(3,391)	—	(3,391)	—
Employer Contributions	100,459	—	100,459	97,829
Employee Contributions	57,825	—	57,825	55,440
Market Related Value of Plan Assets,
End of Year	2,842,309	—	2,842,309	2,771,377

Funded Status, End of Year	(1,115,762)	(1,782,847)	(2,898,609)	(3,128,705)
Unamortized Net Actuarial (Gains) Losses	283,371	(20,591)	262,780	219,397
Accrued Benefit Liability,
End of Year	(832,391)	(1,803,438)	(2,635,829)	(2,909,308)

(c)	Actuarial Assumptions

Below are the significant assumptions used to measure the Province’s benefit plan obligations.

		2019		2018
	Pension Benefits	Other Benefits	Pension Benefits	Other Benefits

Long-term inflation rates	2.00%	2.00%	2.00%	2.00%

Expected real rate of return on plan assets:
TPP	4.17%		4.26%

Rate of compensation increase	0.0% - 2.0% + merit	0.0% - 2.0% + merit	0.0% - 2.0% + merit	0.0% - 2.0% + merit

Discount rates:
TPP	6.25%		6.35%
Other Plans		3.29%		3.42%

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

Other assumptions

–	7.0 per cent annual rate increase in the cost per person for covered healthcare benefits in 2018-19, decreasing to an ultimate rate of 4.5 per cent per year over 15 years

–	7.0 per cent annual rate increase in the cost per person for covered prescription drugs in 2018-19, decreasing to an ultimate rate of 4.5 per cent per year over 15 years.

Actuarial assumptions are reviewed and assessed on an annual basis to ensure that they take into account various changing conditions and reflect the Province’s best estimate of performance over the long term.

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4.0 to 18.0 years. The Province’s weighted-average EARSL is 15.0 years.

(d)	Sensitivity Analysis

Changes in actuarial assumptions can result in significantly different estimates of the projected benefit obligations. The table below indicates the possible changes to these obligations for the more significant benefit plans as a result of slightly different key actuarial assumptions.

($ thousands)						2019
		Pension Benefits		Other Benefits		Total

Possible change in obligations due to:
a) Discount Rate – 0.5% Decrease	226,787	6.1%	177,713	10.5%	404,500	7.5%
b) Salary Growth Rate – 1.0% Increase	123,523	3.3%	17,558	1.0%	141,081	2.6%
c) Health Care Cost Trend Rate – 1.0% Increase	N/A	N/A	366,104	21.7%	366,104	6.8%

The above sensitivity analyses are based on a change in one assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the projected benefit obligations to significant actuarial assumptions, the same method was applied as when calculating the projected benefit obligations recognized on the statement of financial position.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

5. Pension, Retirement and Other Obligations (continued)

(e)	Net Benefit Plans Expense

The table below shows the components of the net benefit plans expense.

($ thousands)			2019	2018
	Pension Benefits	Other Benefits	Total	Total
				(as restated)

Current Benefit Cost	82,497	79,286	161,783	153,385
Employee Contributions	(57,825)	(13)	(57,838)	(55,454)
Employer Contributions *	59,074	—	59,074	56,417
Plan Settlement	(556)	—	(556)	—
Loss on Settlement	—	10,502	10,502	24,340
Amortization of Net Actuarial Losses	41,906	1,119	43,025	36,868
Recognition of Actuarial Losses on Settlement	235	4,731	4,966	6,803
Other	(84)	4,813	4,729	341
Interest Cost	221,440	60,559	281,999	288,136
Expected Return on Plan Assets	(168,000)	—	(168,000)	(164,020)
Employer Contributions to
Multi-Employer Plan	190,376	7,030	197,406	187,232
Net Benefit Plans Expense	369,063	168,027	537,090	534,048

Recorded as:
Fringe Benefits Expense	298,786	67,783	366,569	352,680
Pension Valuation Adjustment	16,837	39,685	56,522	57,252
Net Pension Interest Cost	53,440	60,559	113,999	124,116
Net Benefit Plans Expense	369,063	168,027	537,090	534,048

*

This represents one-half of the employer contributions made by the Province to the TPP. Included in the figures above are one-half of all transactions associated with TPP to reflect the Province’s share of this plan under joint trusteeship.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

6. Prior Years’ Adjustments (PYAs)

Generally, PYAs reflect updates to the Province’s forecasts and information obtained from the federal government relating to prior years. The current year revenues and corresponding PYAs are reported on Schedule 1 as follows:

($ thousands)			2019			2018
	Current	PYA	Total	Current	PYA	Total
Provincial Sources
Personal Income Tax	2,691,576	(141,639)	2,549,937	2,768,421	(29,164)	2,739,257
Corporate Income Tax	630,864	68,993	699,857	539,025	24,170	563,195
Harmonized Sales Tax	1,843,297	(3,151)	1,840,146	1,803,756	(30,628)	1,773,128
Petroleum Royalties	6,889	68,983	75,872	9,118	260,025	269,143
Miscellaneous [1]	—	7,826	7,826	—	7,021	7,021
Large Corporations Tax [1]	—	(38)	(38)	—	(521)	(521)
		974			230,903

Federal Sources
Canada Health Transfer	998,752	973	999,725	965,873	(397)	965,476
Canada Social Transfer	366,558	360	366,918	357,451	(146)	357,305
		1,333			(543)

[1]	Included in Other Tax Revenue on Schedule 1

7. Debt Servicing Costs

($ thousands)	2019	2018
		(as restated)

CDN$ Denominated Debt	733,072	708,907
Pension, Retirement and Other Obligations	113,999	124,116
Capital Leases	13,330	8,177
Other Debt	19,629	10,158
Amortization of Premiums and Discounts on Unmatured Debt	826	1,185
Amortization of Foreign Exchange Gains	(15,029)	(15,657)
Total Debt Servicing Costs	865,827	836,886

Total debt servicing costs for the Province’s government business enterprises were $10.2 million (2018 – $10.8 million) for the year ended March 31, 2019.

8. Expenses by Object

($ thousands)	2019	2018
		(as restated)

Grants and Subsidies	4,185,435	4,227,837
Salaries and Employee Benefits	4,087,287	4,091,233
Operating Goods and Services	1,874,776	1,873,170
Professional Services	298,296	284,400
Amortization	442,219	434,435
Debt Servicing Costs	865,827	836,886
Other	953	1,965
Total Expenses by Object	11,754,793	11,749,926

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

9. Cash Flow — Net Change in Other Items

($ thousands)	2019	2018
		(as restated)

Increase in Receivables from Government Business Enterprises	(18,986)	(4,019)
Decrease (Increase) in Accounts Receivable	404,679	(391,797)
Increase (Decrease) in Bank Advances and Short-Term Borrowings	100,080	(192,852)
Increase (Decrease) in Accounts Payable and Accrued Liabilities	(266,578)	246,058
Decrease in Inventories for Resale	82	884
Decrease in Assets Held for Sale	1,552	—
Increase in Inventories of Supplies	(3,023)	(2,337)
Increase in Prepaid Expenses	(2,846)	(3,159)
Increase (Decrease) in Deferred Revenue	11,985	(49,969)
Increase (Decrease) in Accrued Interest	4,889	(43)
Increase (Decrease) in Pension, Retirement and Other Obligations	(273,479)	102,833
Increase in Liabilities for Contaminated Sites	86,655	73,226
Total Net Change in Other Items	45,010	(221,175)

10.  Contaminated Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. As at March 31, 2019, a total liability for contaminated sites of $372.1 million (2018 – $285.5 million) has been recorded in these consolidated financial statements.

The Province’s estimates for remediation are based on environmental studies, engineering reports, and if appropriate, extrapolation techniques similar to those that have been used at other contaminated sites with which the Province was involved. These estimates have been measured on an undiscounted basis. As at March 31, 2019, the Province has identified and continues to track approximately 127 sites in total. Of these, 39 were identified as sites where action is likely and for which a liability was recorded, including the following:

Sydney Steel Corporation (SYSCO) and Adjacent Sites including the Sydney Tar Ponds/Coke Ovens site

As at March 31, 2019, a liability of $65.4 million (2018 – $66.8 million) has been recognized for future decommissioning, demolition, and remediation of SYSCO’s and adjacent sites, including the long-term maintenance and monitoring of the Sydney Tar Ponds/Coke Ovens site.

Boat Harbour in Pictou County

As at March 31, 2019, a liability of $230.0 million (2018 – $204.9 million) has been recognized for the remediation of effluent on site. At this stage in the process, the Province continues to test and refine its current remediation strategy, and as a result there is still significant measurement uncertainty related to this estimate. A comprehensive remediation plan is expected to be finalized within the next 1-2 years.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

10. Contaminated Sites (continued)

Abandoned Mine Sites

The Province is responsible for the risk management and potential remediation of certain historic abandoned mines that exist on Crown land. For most of these mine sites, the companies that caused the contamination no longer exist. The mining operations were primarily comprised of gold and other metals, coal, gypsum, and limestone. The risk of contamination at these sites primarily comes from mine tailings and other possible contaminants that were left on site.

The Province has identified 2 former gold mine sites where contamination is known to exceed an environmental standard. As at March 31, 2019, a liability of $48.0 million (2018 – $nil) has been recognized for these sites. In addition, the Province has identified 4 other abandoned mine sites (2 gold and 2 coal) where contamination is expected to exceed an environmental standard; however, no liability has been recognized for these sites as further testing and evaluation is required to determine the extent of possible remediation activities. If remediation activities are required for these sites, a liability will be recorded when the extent becomes measurable.

For the remaining 84 identified sites, 63 of which are additional abandoned mine sites, no liability for remediation has been recorded either because they have a minimal risk of requiring future remediation or the extent of contamination and possible remediation activities is unknown. They are at various stages of evaluation, and studies will continue to assess the nature and extent of contamination to develop remediation plans and record a liability, if necessary. For the sites with minimal contamination, the Province does not expect to give up any future economic benefits as there is likely no significant environmental impact or risks to human health.

11.  Contingencies and Contractual Obligations/Rights

(a)	Contingent Liabilities

Lawsuits

The Province is involved in various legal proceedings arising from government activities. These disputes have resulted from breaches of contract, damages suffered by individuals or property, and related elements. These claims include items with pleading amounts and items where an amount is not specified. While the total amount claimed in these actions may be significant, their outcomes are not certain.

When a liability is determined to likely exist and the amount can be reasonably estimated, the amount is recorded as an accrued liability and an expense. The accrued liability for pending litigation in process as at March 31, 2019 was $62.7 million (2018 – $32.6 million).

Guarantees

Guarantees by the Province are authorized by various acts of legislature and provided through specific agreements and programs to repay promissory notes, bank loans, lines of credit, mortgages, and other securities. Provisions for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provisions represents the Province’s best estimate of future payments. Estimates take into consideration the nature of the loan guarantees, loss experience, and current conditions. The provisions are reviewed on an ongoing basis and changes in the provisions are recorded as expenses in the year they become known. Details on guarantees authorized, utilized, and accrued are presented in Schedule 8.

Other Contingent Liabilities

The Province also has contingent liabilities in the form of indemnities. The Province’s potential liability, if any, cannot be determined at this time.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

11. Contingencies and Contractual Obligations/Rights (continued)

(b)	Contingent Gains

The Province may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded once the contingent events occur, are measurable, and collectability is reasonably assured.

(c)	Contractual Obligations

As at March 31, 2019, the Province had contractual obligations as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2020	994,479	7,290	1,001,769
2021	758,012	1,714	759,726
2022	557,196	1,715	558,911
2023	477,281	1,717	478,998
2024	447,979	1,603	449,582
2025 to 2029	1,800,712	—	1,800,712
2030 to 2034	1,558,529	—	1,558,529
2035 to 2039	421,440	—	421,440
2040 and thereafter	13,778	—	13,778
	7,029,406	14,039	7,043,445

These contractual obligations are comprised of $6,793.8 million from the General Revenue Fund, $235.6 million from the Province’s governmental units, and $14.0 million from the government business enterprises. Included are contractual obligations for the Department of Health and Wellness of $3,219.1 million for service agreements with long-term care facilities and $133.4 million for the management of the ground ambulance fleet, $2,003.7 million for the Department of Justice for Royal Canadian Mounted Police (RCMP) policing services, $289.3 million for the Department of Municipal Affairs for future commitments associated with the Federal Gas Tax transfer, $203.9 million for the Department of Education and Early Childhood Development for its commitment to exercise the purchase option on several P3 schools, $104.1 million for the Halifax Regional Centre for Education for transportation services, and $102.8 million for Nova Scotia Business Inc. for projects approved under various programs.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

11. Contingencies and Contractual Obligations/Rights (continued)

Leases

As at March 31, 2019, the Province was contractually obligated under various operating leases. Future minimum annual lease payments were as follows:

($ thousands)		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2020	92,614	11,212	103,826
2021	66,148	10,837	76,985
2022	52,612	10,233	62,845
2023	30,728	9,549	40,277
2024	23,383	9,111	32,494
2025 to 2029	42,092	14,338	56,430
2030 to 2034	14,828	—	14,828
2035 to 2039	14,140	—	14,140
2040 and thereafter	11,552	—	11,552
	348,097	65,280	413,377

(d)	Contractual Rights

As at March 31, 2019, the Province had contractual rights as follows:

($ thousands)		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Rights

2020	224,639	—	224,639
2021	216,663	—	216,663
2022	206,859	—	206,859
2023	136,339	—	136,339
2024	112,197	—	112,197
2025 to 2029	49,878	—	49,878
2030 to 2034	2,381	—	2,381
2035 to 2039	2,381	—	2,381
2040 and thereafter	1,866	—	1,866
	953,203	—	953,203

These contractual rights include $289.3 million for the Department of Municipal Affairs for the Federal Gas Tax transfer, $213.3 million for the Department of Transportation and Infrastructure Renewal for the New Building Canada Fund, and $105.0 million for the Department of Education and Early Childhood Development for Early Learning and Child Care programs.

Public Accounts Volume 1 — Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

12. Risk Management and Use of Derivative Financial Instruments

As a result of borrowing in both Canadian and foreign financial markets and being a party to financial instruments, the Province is exposed to interest rate risk, credit risk, liquidity risk, and foreign exchange risk. The Province employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives). Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Province does not use derivatives for speculative purposes.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably due to fluctuations in interest rates. To reduce its exposure to interest rate risk, the Province uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowings are fixed or floating.

As at March 31, 2019, the Province had executed 37 interest rate swap contracts to convert certain interest payments from fixed to floating. These swaps have terms remaining of 0.2 years to 14.6 years, a notional principal value of $1.1 billion, and a mark to market value of $8.0 million.

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations. The Province manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. The Province’s policy requires that a minimum credit rating for counterparties to derivative transactions be “A–” with a stable outlook as determined by the major credit rating agencies.

Liquidity risk

Liquidity risk is the risk that the Province will not be able to meet its financial commitments over the short term. To reduce liquidity risk, the Province maintains liquid reserves (cash and cash equivalents) at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has a short-term note program, uncommitted bank lines, and discretionary sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years and having up to 50.0 per cent of long-term debt with a maturity of over 15.0 years.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates. To manage this risk, the Province uses derivative contracts to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.

Notes to the Consolidated Financial Statements

Province of Nova Scotia

Notes to the Consolidated Financial Statements

As at March 31, 2019

12. Risk Management and Use of Derivative Financial Instruments (continued)

The Province has currency swap contracts which convert foreign denominated debt into Canadian dollar denominated debt as follows:

($ thousands)

Termination Date	Original Currency	Original Principal	Current Currency	Current Principal	Mark to Market [1]

April 16, 2019	UK£	60,000	CDN$	114,387	(10,536)

July 1, 2019	US$	200,000	CDN$	199,900	52,753
November 15, 2019	US$	244,000	CDN$	246,318	67,040
March 1, 2020	US$	300,000	CDN$	409,200	(9,621)
May 1, 2021	US$	300,000	CDN$	312,002	81,114
April 1, 2022	US$	300,000	CDN$	379,517	22,364
July 30, 2022	US$	300,000	CDN$	329,310	58,229
	US$	1,644,000	CDN$	1,876,247	271,879
Total				1,990,634	261,343

[1]	- Mark to Market is an indication of the swap’s market value as at March 31, 2019. It is also the equivalent of the present value of future cash flows based on market conditions at March 31, 2019.

13. Trust Funds Under Administration

Trust fund assets solely administered by the Province are as follows:

($ thousands)	2019	2018
		(restated)

Nova Scotia Credit Union Deposit Insurance Corporation [1]	30,039	30,391
Public Trustee [2]	59,364	59,364
Miscellaneous Trusts [3]	25,054	35,420
Total Trust Funds Under Administration	114,457	125,175

[1]	- Represents trust with December 31 year-end
[2]	- Financial statements of these funds are available in Public Accounts –Volume 2
[3]	- Miscellaneous trusts include a large number of relatively small funds (prior year amount was updated based on the most current information)

Other

The Nova Scotia Teachers’ Union and the Province agreed to joint trusteeship of the Nova Scotia Teachers’ Pension Plan (TPP) effective April 1, 2006. Under joint trusteeship, the Trustee of the Plan is the Nova Scotia Teachers’ Pension Plan Trustee Inc., of which the Province has four of nine members. The Trustee is responsible for the administration of the Fund and investment management of fund assets. The total net assets available for benefits as at December 31, 2018 were $4.9 billion (2017 – $5.1 billion).

Effective April 1, 2013, the Minister of Finance and Treasury Board transferred responsibility of the Public Service Superannuation Plan to a new trustee, Public Service Superannuation Plan Trustee Inc. As a result of this transfer, the Province no longer has any responsibility for this plan. Total net 97 assets available for benefits as at March 31, 2018 were $6.4 billion (2017 – $6.0 billion).

Public Accounts Volume 1 — Consolidated Financial Statements

13. Trust Funds Under Administration (continued)

The Nova Scotia Public Service Long Term Disability Plan (LTD Plan) operates as a joint trusteeship. As such, the Board of Trustees is appointed by the two plan Sponsors: the Province and the Nova Scotia Government and General Employees Union (NSGEU). The Trustees are responsible for the administration of the Fund and investment management of fund assets. The LTD Plan is funded equally by employer and employee contributions and all liability for benefits resides exclusively with the LTD Plan’s trust fund. Total net assets available for benefits as of December 31, 2018 were $157.1 million (2017 – $160.0 million).

14. Related Party Transactions

Included in these consolidated financial statements are insignificant transactions with various provincial Crown corporations, agencies, boards, and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the General Revenue Fund due to common control or ownership by the Province.

Related parties also include key management personnel having the authority and responsibility for planning, directing, and controlling the activities of the Province, their close family members, and any entities closely affiliated with these individuals. Key management personnel for the Province have been identified as the Premier, Cabinet Ministers, other MLAs appointed to Treasury and Policy Board, Deputy Ministers, Associate Deputy Ministers, and the senior leaders and Board members of the Province’s controlled entities. The Province may enter into transactions with these individuals and entities in the normal course of business measured at the exchange amount.

For the year ended March 31, 2019, there were no transactions to report between the Province and key management personnel, their close family members, or any entities affiliated with them, at a price different than fair market value or under terms different than what two unrelated parties would agree to.

The most significant unadjusted related party transactions are described in more detail in Schedule 6 – Government Business Enterprises.

15. Subsequent Events

On May 14, 2019, the federal government approved the Boat Harbour Remediation Project under the Canada-Nova Scotia Integrated Bilateral Agreement of the Investing in Canada Infrastructure Program (ICIP). The maximum federal funding for this project will be 50.0 per cent of total eligible costs up to $100.0 million, sourced from the Green Infrastructure stream of the ICIP. This funding has not been recognized in these consolidated financial statements as the criteria for recognition was not met by March 31, 2019. Further details on the Boat Harbour remediation liability are disclosed in Note 10.

16. Comparative Figures

Certain of the prior year’s figures have been reclassified to conform to the presentation format adopted in the current year.

Schedules to the Consolidated Financial Statements

Schedule 1

Province of Nova Scotia

Revenue

For the fiscal year ended March 31, 2019

($ thousands)

	2019	2018
		(as restated)
Provincial Sources
Tax Revenue
Personal Income Tax *	2,549,937	2,739,257
Corporate Income Tax *	699,857	563,195
Harmonized Sales Tax *	1,840,146	1,773,128
Tobacco Tax	205,766	210,710
Motive Fuel Tax	263,433	266,444
Cannabis Tax	3,371	—
Other Tax Revenue *	188,096	185,322
	5,750,606	5,738,056
Other Provincial Revenue
Recoveries	454,270	433,761
Other Revenue of Governmental Units	521,853	524,281
Municipal Contributions to Regional Centres for Education	269,569	262,264
Petroleum Royalties *	75,872	269,143
Offshore License Forfeitures	61,388	—
Registry of Motor Vehicles	134,158	134,568
Other Government Charges	63,189	61,950
Miscellaneous	142,832	200,385
Net Gain on Disposal of Crown Assets	11,220	3,670
	1,734,351	1,890,022

Net Income from Government Business Enterprises (Schedule 6)	389,222	385,434

Investment Income
Interest Revenue	117,131	133,083
Sinking Fund and Public Debt Management
Fund Earnings	106,519	96,546
	223,650	229,629

Total Provincial Sources	8,097,829	8,243,141

Federal Sources
Equalization Payments	1,843,636	1,794,968
Canada Health Transfer *	999,725	965,476
Canada Social Transfer *	366,918	357,305
Recoveries	286,449	344,835
Offshore Accord	18,092	19,957
TCA Cost Shared Revenue	39,666	75,880
Crown Share	4,208	15,944
Other Federal Transfers	218,223	158,709
Total Federal Sources	3,776,917	3,733,074

Total Revenue	11,874,746	11,976,215

*  See Note 6 for details of Prior Years’ Adjustments

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses

For the fiscal year ended March 31, 2019

($ thousands)

	2019	2018
Agriculture
Department of Agriculture	47,921	45,568
Nova Scotia Crop and Livestock Insurance Commission	7,752	2,993
Nova Scotia Harness Racing Fund	976	1,035
Perennia Food & Agriculture Incorporated	6,678	5,260
Select Nova Scotia Fund	15	—
	63,342	54,856
Business
Department of Business	43,993	263,842
Develop Nova Scotia	7,006	7,376
Nova Scotia Business Inc.	63,317	55,729
Nova Scotia Innovation Corporation	11,819	13,257
Nova Scotia Strategic Opportunities Fund Incorporated	11	12
Tourism Nova Scotia	22,779	22,447
Trade Centre Limited	1,327	16,771
	150,252	379,434
Communities, Culture and Heritage
Department of Communities, Culture and Heritage	87,306	92,863
Art Gallery of Nova Scotia	3,857	3,722
Gaels Forward Fund	13	—
Public Archives of Nova Scotia	86	175
Schooner Bluenose Foundation	87	20
Sherbrooke Restoration Commission	2,337	2,121
Vive l’Acadie Community Fund	39	36
	93,725	98,937
Community Services
Department of Community Services	942,703	914,885
Housing Nova Scotia	182,513	183,142
	1,125,216	1,098,027
Education and Early Childhood Development
Department of Education and Early Childhood Development	248,700	222,220
Annapolis Valley Regional Centre for Education	158,766	153,414
Cape Breton-Victoria Regional Centre for Education	162,991	164,746
Chignecto-Central Regional Centre for Education	241,190	229,206
Conseil scolaire acadien provincial	91,511	80,072
Halifax Regional Centre for Education	580,934	552,428
Nova Scotia Education Common Services Bureau	760	1,329
Nova Scotia School Insurance Program	4,878	4,534
South Shore Regional Centre for Education	88,625	85,773
Strait Regional Centre for Education	96,926	94,539
Tri-County Regional Centre for Education	83,637	82,187
	1,758,918	1,670,448
Energy and Mines
Department of Energy and Mines	41,866	52,333
Pengrowth Nova Scotia Energy Scholarship Fund	115	103
	41,981	52,436
Environment
Department of Environment	38,013	36,249
Resource Recovery Fund Board Inc.	57,225	54,740
	95,238	90,989

Schedules to the Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2019

($ thousands)

	2019	2018
Finance and Treasury Board
Department of Finance and Treasury Board	20,921	20,832
3313086 Nova Scotia Limited	—	1,356
	20,921	22,188
Fisheries and Aquaculture
Department of Fisheries and Aquaculture	15,937	13,185
Nova Scotia Sportfish Habitat Fund	311	376
	16,248	13,561
Health and Wellness
Department of Health and Wellness	2,180,126	2,169,265
Gambling Awareness Foundation of Nova Scotia	32	226
Izaak Walton Killam Health Centre	274,818	258,120
Nova Scotia Health Authority	2,232,282	2,168,468
Nova Scotia Health Research Foundation	7,448	6,342
	4,694,706	4,602,421
Internal Services
Department of Internal Services	199,939	185,933

Justice
Department of Justice	327,240	312,961
Law Reform Commission of Nova Scotia	—	73
Nova Scotia Legal Aid Commission	26,052	26,245
	353,292	339,279
Labour and Advanced Education
Department of Labour and Advanced Education	199,084	213,589
Nova Scotia Community College	228,816	220,460
Occupational Health and Safety Trust Fund	50	92
	427,950	434,141

Assistance to Universities	430,176	475,904

Lands and Forestry
Department of Lands and Forestry	129,969	77,667
Crown Land Mine Remediation Fund	—	23
Crown Land Silviculture Fund	2,347	2,196
Habitat Conservation Fund	174	239
Nova Scotia Primary Forest Products Marketing Board	—	54
Off-Highway Vehicle Infrastructure Fund	1,549	1,361
Species at Risk Conservation Fund	99	—
Sustainable Forestry Fund	—	500
	134,138	82,040
Municipal Affairs
Department of Municipal Affairs	205,045	280,325
Nova Scotia E911 Cost Recovery Fund	5,418	5,172
Nova Scotia Municipal Finance Corporation	750	646
	211,213	286,143

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 2

Province of Nova Scotia

Expenses (continued)

For the fiscal year ended March 31, 2019

($ thousands)

	2019	2018
		(as restated)
Public Service
Public Service	205,542	204,750
Mi’kmaw Youth Fund	31	—
Nova Scotia Utility and Review Board	8,914	8,718
	214,487	213,468
Seniors
Department of Seniors	2,591	2,170

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	545,458	554,512
Harbourside Commercial Park Inc.	1,338	931
Nova Scotia Lands Inc.	4,193	2,961
Sydney Steel Corporation	62	—
	551,051	558,404

Restructuring Costs	122,531	79,876

Pension Valuation Adjustment	56,522	57,252

Refundable Tax Credits	124,529	115,133

Debt Servicing Costs
General Revenue Fund	834,939	797,601
Annapolis Valley Regional Centre for Education	410	752
Cape Breton-Victoria Regional Centre for Education	420	857
Chignecto-Central Regional Centre for Education	650	1,164
Conseil scolaire acadien provincial	192	381
Develop Nova Scotia	29	58
Halifax Regional Centre for Education	1,621	3,447
Housing Nova Scotia	11,403	12,536
Izaak Walton Killam Health Centre	1,201	1,755
Nova Scotia Community College	2,600	2,279
Nova Scotia Health Authority	10,885	13,122
Nova Scotia Innovation Corporation	54	66
Nova Scotia Legal Aid Commission	304	330
Nova Scotia Municipal Finance Corporation	142	158
Nova Scotia Strategic Opportunities Fund Incorporated	553	1,102
Nova Scotia Utility and Review Board	17	28
Resource Recovery Fund Board Inc.	14	12
Sherbrooke Restoration Commission	11	10
South Shore Regional Centre for Education	(61)	236
Strait Regional Centre for Education	283	512
Tourism Nova Scotia	60	74
Trade Centre Limited	—	56
Tri-County Regional Centre for Education	100	350
	865,827	836,886

Total Expenses	11,754,793	11,749,926

Schedules to the Consolidated Financial Statements

Schedule 3

Province of Nova Scotia

Loans and Investments

As at March 31, 2019

($ thousands)

	Loans and Investments	Provisions	Net 2019	Net 2018

Loans Receivable
Agriculture and Rural Credit Act	180,530	16,200	164,330	167,442
Fisheries Development Act	156,703	1,950	154,753	124,195
Halifax-Dartmouth Bridge Commission	160,000	—	160,000	160,000
Harbourside Commercial Park Inc.	1,014	—	1,014	1,203
Housing Nova Scotia	530,888	4,617	526,271	537,936
Labour and Advanced Education – Student Loans Direct Lending	230,191	95,968	134,223	114,669
Nova Scotia Business Inc.	29,480	11,893	17,587	19,261
Nova Scotia Innovation Corporation	2,693	861	1,832	2,663
Nova Scotia Jobs Fund	489,345	169,970	319,375	341,544
Nova Scotia Municipal Finance Corporation	778,776	—	778,776	770,785
Other	706	559	147	379
Total Loans Receivable	2,560,326	302,018	2,258,308	2,240,077

Investments
Art Gallery of Nova Scotia	3,911	—	3,911	3,627
Gambling Awareness Foundation of Nova Scotia	4,093	—	4,093	3,982
Nova Scotia Business Inc.	19,362	19,012	350	6,509
Nova Scotia Community College	16,422	—	16,422	12,380
Nova Scotia Health Authority	48,404	—	48,404	35,853
Nova Scotia Innovation Corporation	49,550	4,779	44,771	36,400
Nova Scotia Jobs Fund	25,871	23,920	1,951	3,250
Nova Scotia School Insurance Program	7,958	—	7,958	8,978
Perennia Food & Agriculture Incorporated	4,484	—	4,484	3,504
Public Archives of Nova Scotia	2,217	—	2,217	2,096
Total Investments	182,272	47,711	134,561	116,579

The provisions listed above include $7.5 million (2018 – $7.0 million) for possible guarantee payouts from the Nova Scotia Jobs Fund Act. Also included in the provisions is $7.6 million (2018 – $7.8 million) for the Debt Reduction Assistance Program of the Department of Labour and Advanced Education Student Loans, of which $0.1 million (2018 – $0.2 million) relates to the student loans guaranteed by the Province.

Maturity dates for loans range from 2019 to 2047, with some loans having no set maturity date. Interest rates for loans range from 0.0 to 10.0 per cent, with some loans having variable interest rates. Investments have no set maturity dates or interest rates.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt

As at March 31, 2019

($ thousands)

			2019	2018
	Gross Unmatured Debt	Sinking Funds and Defeasance Assets	Net Unmatured Debt	Net Unmatured Debt

General Revenue Fund	16,155,273	2,767,950	13,387,323	13,269,063
Develop Nova Scotia	285	—	285	4,455
Housing Nova Scotia	125,749	—	125,749	139,592
Nova Scotia Municipal Finance Corporation	7,521	—	7,521	7,281
Nova Scotia Power Finance Corporation	750,500	750,500	—	—
Total Unmatured Debt	17,039,328	3,518,450	13,520,878	13,420,391

Gross Unmatured Debt

All debt is presented in Canadian dollar equivalents after giving effect to currency swap contracts itemized in Note 12.

Gross Unmatured Debt consists of the outstanding current and long-term debt of the Province’s General Revenue Fund and governmental units. Current and long-term debt of the government business enterprises is reflected as part of Investment in Government Business Enterprises and further detailed in Schedule 6.

Sinking Fund Assets

As at March 31, 2019, the General Revenue Fund held Sinking Funds and Public Debt Management Funds of $2,768.0 million (2018 – $2,835.4 million). These funds were comprised of $1,857.6 million in Sinking Funds and $910.4 million in Public Debt Management Funds. The total market value of both funds was $2,926.8 million at year-end. During the year, sinking fund contributions were $24.1 million, total earnings were $106.5 million, and redemptions were $198.0 million.

Sinking fund assets are recorded at cost, which include premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The net unamortized portion of the premiums and discounts relating to sinking fund assets as at March 31, 2019 was $7.3 million (2018 – $18.1 million) and is included as part of the value of the sinking funds.

Sinking fund assets consist primarily of debentures of the provincial governments and Government of Canada with fixed interest rates ranging from 1.5 to 9.6 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the relevant period to maturity. At March 31, 2019, the Province held a carrying value of $464.5 million (2018 – $493.9 million) of its own debentures in Sinking Funds as active investments.

As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, and Federal US bonds, coupons, and residuals. This debt is reported net of defeasance assets.

Schedules to the Consolidated Financial Statements

Schedule 4

Province of Nova Scotia

Unmatured Debt (continued)

As at March 31, 2019

($ thousands)

Debt Repayments

Projected net principal repayments, capital lease payments, and sinking fund requirements for the next five years and thereafter are as follows:

	Net Principal Repayments	Capital Lease Payments	Sinking Fund Payments	Total Payments
2020	1,189,415	28,859	17,899	1,236,173
2021	1,058,629	22,526	17,899	1,099,054
2022	1,201,597	7,582	10,017	1,219,196
2023	1,032,803	5,411	—	1,038,214
2024	343,095	5,833	—	348,928
2025 and thereafter	8,468,802	110,511	—	8,579,313
	13,294,341	180,722	45,815	13,520,878

Net principal repayments are comprised of the principal amounts due on loans and debentures less available designated sinking funds to retire the debentures.

In addition, the Province has approximately $910.4 million (2018 – $889.9 million) in unrestricted sinking funds held in the Public Debt Management Fund. While these funds are not restricted by debt covenants, they are bound by legislation under the Finance Act to be used to pay or retire debentures, securities, or other debt instruments of the Province. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions. These unrestricted sinking funds consist of cash and cash equivalents, primarily of Canadian financial institution bankers’ acceptances and provincial commercial paper, and longer term investments of fixed and/or floating federal, federal agency, and provincial term credits.

The term to maturity of these unrestricted sinking funds are summarized as follows:

	2019	2018
Term to Maturity
Cash and Cash Equivalents	29,481	4,130
1.0 to 3.0 years	424,910	376,560
3.0 to 5.5 years	455,999	509,227
Public Debt Management Funds	910,390	889,917

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 5

Province of Nova Scotia

Gross Unmatured Debt

As at March 31, 2019

($ thousands)

	Foreign Exchange Rate	CDN $ Amount	Maturity Dates	Interest Rates

Debentures
General Revenue Fund (CDN$)		15,964,183	2019 to 2062	1.60% to 11.75%
General Revenue Fund (US$)	0.748	—	2019 to 2022	8.25% to 9.25%
General Revenue Fund (UK£)	0.574	—	2019	11.75%
Nova Scotia Municipal Finance Corporation		7,521	2019 to 2032	1.75% to 2.25%
Nova Scotia Power Finance Corporation (CDN$)		350,000	2020 to 2031	10.25% to 11.00%
Nova Scotia Power Finance Corporation (US$)	0.748	400,500	2021	9.40%
Total Debentures		16,722,204

Loans
General Revenue Fund – Other Debt		10,368	2019 to 2023	1.37% to 2.58%
Develop Nova Scotia		285	Demand loan	—
Housing Nova Scotia		125,749	2019 to 2044	1.11% to 6.55%
Total Loans		136,402

Capital Leases
General Revenue Fund		180,722	2019 to 2043	6.04% to 7.25%
Total Capital Leases		180,722

Gross Unmatured Debt		17,039,328

Call, Redemption and Other Features

General Revenue Fund

Canadian debentures include $1,052.3 million in Canada Pension Plan (CPP) debentures, which are redeemable in whole or in part before maturity, on six months’ notice, at the option of the Minister of Finance of Canada.

The interest rates shown for the Canadian, US, and UK debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.

The US and UK debentures have been swapped to Canadian dollars.

Housing Nova Scotia

Mortgages and notes payable are secured by investments in social housing.

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises

As at March 31, 2019

($ thousands)

					2019	2018
	Halifax- Highway 104
	Dartmouth Bridge Commission	Western Alignment Corporation	Nova Scotia Gaming Corporation	Nova Scotia Liquor Corporation	Total	Total
						(as restated)

Cash	14,561	1,128	21,688	12,069	49,446	45,699
Accounts Receivable	716	951	79,114	4,797	85,578	78,508
Inventory	22	14	2,937	61,031	64,004	54,309
Investments	35,979	72,569	3,405	—	111,953	102,074
Tangible Capital Assets	266,041	27,107	65,627	50,994	409,769	404,363
Other Assets	389	543	1,918	8,598	11,448	8,854
Total Assets	317,708	102,312	174,689	137,489	732,198	693,807

Accounts Payable	13,057	2,609	132,854	58,869	207,389	186,528
Unmatured Debt	169,551	31,414	13,779	—	214,744	226,256
Other Liabilities	3,792	4,272	6,997	28,191	43,252	46,852
Total Liabilities	186,400	38,295	153,630	87,060	465,385	459,636

Equity	131,308	64,017	21,059	50,429	266,813	234,171

Total Liabilities and
Equity	317,708	102,312	174,689	137,489	732,198	693,807

Total Revenue	33,707	25,299	327,576	666,264	1,052,846	1,010,075

Debt Servicing	4,903	3,384	887	1,063	10,237	10,762
Other Expenses	19,298	9,234	197,027	427,828	653,387	613,879
Total Expenses	24,201	12,618	197,914	428,891	663,624	624,641

Net Income	9,506	12,681	129,662	237,373	389,222	385,434

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2019

Halifax-Dartmouth Bridge Commission

The Halifax-Dartmouth Bridge Commission (HDBC), operating as Halifax Harbour Bridges, was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of HDBC is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm.

HDBC currently operates and maintains two toll bridges across the Halifax Harbour: the Angus L. Macdonald Bridge and A. Murray MacKay Bridge. In accordance with the Halifax-Dartmouth Bridge Commission Act, the Nova Scotia Utility and Review Board, a provincially controlled public sector entity, sets the rates, tolls, and charges to be paid for the use of the two bridges operated by HDBC.

In the spring of 2015, HDBC embarked on a significant and necessary project known as “The Big Lift”. This involved replacing the road deck, floor beams, stiffening trusses, and suspender ropes on the suspended span of the Angus L. Macdonald Bridge. Now complete, a significant amount of the bridge infrastructure is new, leaving only the towers, main cables, and anchorages on the suspended span as original.

Long-Term Loan Agreements with the Province

2007 Loan Agreement — On July 25, 2007, HDBC entered into a long-term unsecured loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires annual principal repayments of $3.0 million due on December 4th of each year with a final principal repayment of $9.6 million due on the final maturity date. At March 31, 2019, HDBC had a balance of $9.6 million (2018 – $12.6 million) repayable on the loan, which $9.6 million is due within a year. Under the terms of the loan agreement, HDBC made a $17.4 million prepayment of the principal on October 22, 2014, which was applied against the final maturity payment due in 2019.

Interest is payable semi-annually on June 4th and December 4th of each year. The average interest rate over the life of the loan is 5.19 per cent. For the year ending March 31, 2019, interest expense on the loan was $0.6 million (2017 – $0.8 million), of which $0.2 million (2018 – $0.2 million) was accrued at year-end.

2015 Loan Agreement — On February 6, 2015, HDBC entered into a long-term unsecured loan agreement with the Province for $160.0 million in relation to the capital project to replace the suspended span of the Angus L. Macdonald Bridge (the Big Lift project). This loan is to be repaid over twenty years starting June 1, 2019 with annual principal repayments of between $4.0 million and $10.0 million.

Interest is paid semi-annually on June 1st and December 1st of each year. The average interest rate over the life of the loan is 2.8 per cent. For the year ending March 31, 2019, interest on the loan was $4.3 million (2018 – $4.3 million), of which $1.4 million (2018 – $1.4 million) was payable at year-end.

Restricted Reserve Funds

The 2007 and 2015 Loan Agreements require that HDBC maintain three reserve funds: an Operating, Maintenance & Administrative (OM) Fund, Debt Service Fund, and Capital Fund. At year-end, restricted assets for these funds totaled $21.6 million (2018 – $18.5 million), of which $8.2 million were classified as current. These restricted assets were invested in GICs, bankers’ acceptances, and term deposits with rates between 2.3 and 2.6 per cent. Interest income on restricted assets for the year totaled $0.7 million (2018 – $0.5 million).

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2019

Halifax-Dartmouth Bridge Commission (continued)

Big Lift Fund

The Big Lift Fund consists of proceeds from the 2015 loan not yet expended on the Macdonald Bridge suspended span replacement project. Under the terms of the loan agreement, these amounts have been invested in term promissory notes issued by the Province of Nova Scotia. The promissory notes mature monthly, through August 2019, in various amounts to enable HDBC to make payments to third parties within the following 30 days in respect of capital improvements to the Macdonald Bridge.

Line of Credit Agreement with the Province

On June 30, 2008, HDBC entered into an agreement with the Province for a $60.0 million revolving, unsecured line of credit, which is available until December 5, 2019. At year-end, HDBC had no advances outstanding against this line of credit (2018 – $nil) and no draws or accrued interest for the year (2018 – $nil).

Highway 104 Western Alignment Corporation

The Highway 104 Western Alignment Corporation (H104) was established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway (referred to as the Cobequid Pass) between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Highway 104 Western Alignment Corporation Act, which authorizes the collection of tolls, states that toll collection will cease upon complete payment of all costs and liabilities relating to H104. This includes financing, design, construction, operation and maintenance, and any repair, improvement, alteration, or extension. The forecasted repayment date of all costs and liabilities relating to H104 is in 2026.

Related Party Transactions

H104 had a receivable from the Province in the amount of $0.8 million (2018 – $1.6 million) at year-end. Government grants are recognized initially as deferred income at fair value when there is reasonable assurance that they will be received and H104 will comply with the conditions associated with them. Grants to cover expenses incurred are recognized in profit or loss on a systematic basis in the same periods in which the expenses are recognized. Grants to cover the cost of an asset are deferred and amortized to operations over the expected project life or useful life of the asset using the straight-line method.

Transactions with various Crown corporations, ministries, agencies, boards, and commissions related to H104 by virtue of common control by the Province are included in the financial statements of H104 and are routine operating transactions carried out as part of H104’s normal day-to-day operations. These transactions are individually insignificant, and collectively, include maintenance services of $1.3 million (2018 – $1.3 million), enforcement costs of $60.0 thousand (2018 – $60.0 thousand), purchases of inventory of $30.2 thousand (2018 – $20.7 thousand), and property, plant and equipment of $7.4 thousand (2018 – $300.6 thousand).

Omnibus Agreement

The Omnibus Agreement, dated April 1, 1996, is an agreement between H104, the Contractor, the Operator, and the Province to design, finance, construct, operate, and maintain the Highway 104 Western Alignment. Under this agreement, the Province retains ownership of the highway. However, H104 is granted the right to operate the highway and collect tolls for a 30-year period, after which time the right will revert to the Province. Overall, the Province has contributed $27.5 million to this project.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2019

Highway 104 Western Alignment Corporation (continued)

Restricted reserve accounts for capital, major maintenance, and debt service have been established in accordance with the Omnibus Agreement. At March 31, 2019, restricted assets totaled $72.6 million (2018 – $64.4 million) and were comprised of investments recorded at fair value and included accrued interest of $0.8 million (2018 – $0.1 million), a weighted-average term of 5.8 (2018 – 3.9) months to maturity, and a weighted-average interest rate of 2.3 per cent (2018 – 1.6 per cent).

Annual Roadway Maintenance Agreement

The annual roadway maintenance agreement is a 30-year agreement between H104 and the Department of Transportation and Infrastructure Renewal for the provision of annual roadway maintenance services and is renewed annually. The annual fee was $1.3 million for the current fiscal year (2018 – $1.3 million). During the year, H104 also incurred management fees of $0.8 million (2018 – $0.3 million) to the Province.

Long-Term Debt

Long-term debt is comprised of senior toll revenue bonds bearing interest of 10.25 per cent per year, compounded semi-annually, and maturing March 31, 2026. The bonds are payable in equal installments of interest and principal. At year-end, H104 had $28.2 million (2018 – $31.4 million) of long-term debt and $3.3 million (2018 – $2.9 million) of debt maturing within one year. Interest expense on the long-term debt was $3.4 million (2018 – $3.7 million) for the year.

Minimum principal repayments for the next five years are as follows:

2020 – $ 3.3 million	2023 – $ 4.4 million
2021 – $ 3.6 million	2024 – $ 4.9 million
2022 – $ 4.0 million

Long-term debt is secured by a first charge and security interest over all the present and future property and assets, including but not limited to, cash and securities held in trust, rights under all material contracts, and all accounts receivable and interest.

Nova Scotia Gaming Corporation

The Nova Scotia Gaming Corporation (NSGC) was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The Gaming Control Act was amended on November 13, 2012, whereby the name of NSGC was changed to Nova Scotia Provincial Lotteries and Casino Corporation (NSPLCC). Effective April 18, 2018, the name of the Corporation was changed back to the Nova Scotia Gaming Corporation. The principal activities of NSGC are to develop, undertake, organize, conduct, and manage casinos and other lottery business on behalf of the Province of Nova Scotia. Revenues of NSGC are derived from two casinos, located in Halifax and Sydney, as well as ticket and video lottery sales.

Payable to the Province

NSGC had a payable to the Province in the amount of $112.8 million (2018 – $104.6 million) at year-end. In addition to the net income of $129.7 million (2018 – $126.7 million), NSGC is required to pay to the Province 20.0 per cent of casino gaming revenue, otherwise known as win tax. This amounted to $15.6 million in the current year (2018 – $15.4 million).

Schedules to the Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2019

Nova Scotia Gaming Corporation (continued)

Special Payments to Government Departments

NSGC is obligated to make direct payments annually to two provincial government departments: Department of Communities, Culture and Heritage (in support of the Cultural Federation of Nova Scotia and Sport Nova Scotia) and Department of Agriculture (in support of the Exhibition Association of Nova Scotia). In 2019, these payments totaled $0.2 million (2018 – $0.2 million).

As part of its 2005 and 2011 Gaming Strategies, the Province approved contributions of $3.0 million to the Department of Health and Wellness in 2019 (2018 – $3.0 million) to fund problem gambling treatment and $0.5 million (2018 – $0.5 million) to fund youth gambling prevention.

Contribution to Gambling Awareness Foundation of Nova Scotia

Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc. (ALC), to contribute one per cent of their VL commissions to the Gambling Awareness Foundation of Nova Scotia (GAFNS). NSGC has agreed to contribute an amount equal to all contributions made by the VL retailers. At March 31, 2019, NSGC had a payable to GAFNS in the amount of $42.0 thousand (2018 – $43.0 thousand).

Contribution to Nova Scotia Harness Racing Fund

NSGC annually contributes to the Nova Scotia Harness Racing Fund, pursuant to the Nova Scotia Harness Racing Fund Regulations. These contributions go towards supporting the harness racing industry in Nova Scotia. In 2019, the contribution was $1.0 million (2018 – $1.0 million).

Due to Atlantic Gaming Equipment Limited

At March 31, 2019, the amount due to Atlantic Gaming Equipment Limited was $13.8 million (2018 – $19.3 million), of which $6.3 million (2018 – $7.0 million) was classified as current. This liability represents a portion of ALC’s debt used in the acquisition of property, plant and equipment operated on behalf of NSGC. The amount owing has no fixed terms of repayment, is non-interest bearing, and is due on demand if NSGC withdraws from the ALC Unanimous Shareholders Agreement.

Disputed HST Assessments

Included in accounts receivable at March 31, 2019 is $69.3 million (2018 – $61.5 million) that was paid to Canada Revenue Agency (CRA) for an assessment of HST in respect to the operation of certain video lottery terminals sited on First Nation reserves in the province of Nova Scotia. NSGC continues to remit amounts to CRA, on a without prejudice basis, solely to avoid the accumulation of interest and penalties. NSGC is contesting this matter with CRA and on November 14, 2016, through ALC, filed an appeal with the Tax Court. The outcome of the appeal is undeterminable at this time. The amount paid to CRA has been classified as a non- current asset in NSGC’s financial statements due to the uncertainty of when NSGC expects the dispute to be resolved.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 6

Province of Nova Scotia

Government Business Enterprises (continued)

As at March 31, 2019

Nova Scotia Liquor Corporation

The Nova Scotia Liquor Corporation (NSLC) was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate. NSLC derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989 and the Nova Scotia Cannabis Control Act passed in the Nova Scotia Legislature on April 17, 2018. NSLC operates retail sales locations across the province and has the authority to wholesale, store, distribute, and sell cannabis, while complying with federal requirements and promoting responsible consumption. Upon passing of the Nova Scotia Cannabis Control Act, 3313086 Nova Scotia Limited was dissolved and, under the provisions of the Act, specific responsibilities and authorities related to cannabis distribution and retailing, were assigned to NSLC. In addition, all rights, title and interest in any real or personal property of 3313086 Nova Scotia Limited was vested in the NSLC and all its obligations and liabilities became those of NSLC.

Related Party Transactions

During the year, remittances to the Minister of Finance and Treasury Board totaled $228.0 million (2018 – $237.5 million), which are disclosed in NSLC’s statement of changes in equity. All other transactions with the Province are deemed to be collectively insignificant to NSLC’s financial statements.

Equity

Upon conversion to International Financial Reporting Standards (IFRS) in 2012, NSLC reclassified its payable to the Minister of Finance and Treasury Board from a liability to equity. NSLC’s equity was $50.4 million (2018 – $39.6 million) at year-end. NSLC’s main objectives for managing capital are to ensure sufficient liquidity in support of its financial obligations to achieve its business plans and to continue as a self-sufficient entity in order to provide continuous remittances to the Province.

Schedules to the Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets

As at March 31, 2019

($ thousands)

						2019	2018
	Land	Buildings and Land Improve- ments	Machinery, Computers and Equipment	Vehicles and Ferries	Roads, Bridges and Highways	Total	Total

Costs
Opening Costs	1,045,046	5,566,244	1,396,042	220,854	3,439,824	11,668,010	11,380,525
Transfers	162	(11,813)	(33)	(669)	8,458	(3,895)	(3,459)
Additions	24,198	215,419	63,363	14,261	272,750	589,991	673,939
Disposals	(410)	(1,299)	(30,581)	(14,543)	—	(46,833)	(382,995)
Closing Costs	1,068,996	5,768,551	1,428,791	219,903	3,721,032	12,207,273	11,668,010

Accumulated
Amortization
Opening
Accumulated
Amortization	—	(2,629,148)	(1,044,293)	(140,981)	(1,854,815)	(5,669,237)	(5,616,218)
Transfers	—	1,101	571	74	18	1,764	748
Disposals	—	575	30,174	14,328	—	45,077	380,668
Amortization
Expense	—	(175,583)	(75,558)	(18,575)	(172,503)	(442,219)	(434,435)
Closing
Accumulated
Amortization	—	(2,803,055)	(1,089,106)	(145,154)	(2,027,300)	(6,064,615)	(5,669,237)

Net Book Value	1,068,996	2,965,496	339,685	74,749	1,693,732	6,142,658	5,998,773

Opening Balance	1,045,046	2,937,096	351,749	79,873	1,585,009	5,998,773	5,764,307

Closing Balance	1,068,996	2,965,496	339,685	74,749	1,693,732	6,142,658	5,998,773

Increase (Decrease) in Net Book Value	23,950	28,400	(12,064)	(5,124)	108,723	143,885	234,466

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 7

Province of Nova Scotia

Tangible Capital Assets (continued)

As at March 31, 2019

Amortization is calculated on a declining balance basis for most assets of the General Revenue Fund. The amortization percentages of the more common tangible capital assets are as follows:

Buildings and Land Improvements	5 – 30 per cent
Machinery, Computers and Equipment	20 – 50 per cent
Vehicles and Ferries	15 – 35 per cent
Roads, Bridges and Highways	5 – 15 per cent

Capital leases of the General Revenue Fund are amortized on a straight-line basis over the length of each lease, ranging from 3 to 25 years.

Amortization is generally calculated on a straight-line basis for assets of the governmental units. The estimated useful lives of the more common tangible capital assets are as follows:

Buildings (including Leasehold Improvements)
and Land Improvements	2 – 60 years
Machinery, Computers and Equipment	1 – 60 years
Vehicles and Ferries	3 – 7 years

Capital leases of the governmental units are amortized on a straight-line basis over the length of each lease, ranging from 5 to 45 years.

Social Housing assets are included in Buildings and Land Improvements and relate to Housing Nova Scotia. These assets are amortized using the declining balance method. The net book value of these assets is $238.7 million (2018 – $251.0 million).

Included in the closing costs of the various classes as at March 31, 2019 are costs for assets under construction, which have not yet been amortized. These costs relate to Buildings and Land Improvements of $235.8 million; Machinery, Computers and Equipment of $76.5 million; Vehicles and Ferries of $2.6 million; and Roads, Bridges and Highways of $103.6 million.

Capital leases are included in the various classes as at March 31, 2019 as follows: Buildings and Land Improvements – cost of $577.7 million, accumulated amortization of $376.0 million; Machinery, Computers and Equipment – cost of $40.2 million, accumulated amortization of $40.2 million; and Vehicles and Ferries – cost of $21.7 million, accumulated amortization of $10.9 million.

Schedules to the Consolidated Financial Statements

Schedule 8

Province of Nova Scotia

Direct Guarantees

As at March 31, 2019

($ thousands)

			2019	2018
	Foreign Exchange Rate	Authorized	Utilized	Utilized
Bank Loans				(restated)
Department of Labour and Advanced Education – Student Loan Program		207	207	345
Department of Transportation and Infrastructure Renewal (US$)	0.748	6,682	—	—
Nova Scotia Jobs Fund Act		61,600	52,479	48,743
Total Bank Loan Guarantees		68,489	52,686	49,088

Federal Loans
Nova Scotia Strategic Opportunities Fund Incorporated		19,648	19,648	77,577
Total Federal Loan Guarantees		19,648	19,648	77,577

Mortgages
Housing Nova Scotia Act		6,000	6,000	6,300	*
Housing Nova Scotia Act – Canada Mortgage and Housing Corporation Indemnities		19,900	19,900	29,100	*
Total Mortgage Guarantees		25,900	25,900	35,400

Total Direct Guarantees		114,037	98,234	162,065

Less: Provision for Guarantee Payout
Department of Labour and Advanced Education – Student Loan Program			—	(198)
Housing Nova Scotia Act			(4,200)	(4,253)
Nova Scotia Jobs Fund Act			(7,460)	(7,005)
Nova Scotia Strategic Opportunities Fund Incorporated			(19,648)	(77,577)
			(31,308)	(89,033)
Less: Provision for Student Debt Reduction Program
Department of Labour and Advanced Education – Student Loan Program			(131)	(169)

Net Direct Guarantees			66,795	72,863

(Not provided for in these Consolidated Financial Statements)

* - Amounts were updated from the prior year based on the most current information

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scotia

Segment Reporting

For the fiscal year ended March 31, 2019

Segment reporting is designed to assist users in identifying the resources allocated to support the major activities of government and to better understand the performance of segments.

The following schedules provide segment information for the 2019 and 2018 fiscal years. Segment results represent the activities of that segment and include any inter-segment transactions. Inter-segment eliminations are shown in a separate column and show the reconciliation to total consolidated amounts. The Province has determined that the following segments represent the major activities of government.

Health

The provision of such services and institutions to the public that will lead to a higher state of personal health.

Education

The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives. This includes: Primary to Grade 12, post-secondary and advanced education, as well as labour support.

Infrastructure & Public Works

The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.

Social Services

The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.

Natural Resources & Economic Development

The provision for the maintenance and upkeep, efficient extraction, processing, and utilization of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.

Other Government

Revenues and expenses that relate to activities that are not identified as a separate segment or cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities. This includes certain items from the General Revenue Fund such as general tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements

Schedule 9

Province of Nova Scota

Segment Reporting (continued)

For the year ended March 31, 2019

($ thousands)

					Infrastructure &
	Health		Education		Public Works		Social Services

	2019	2018	2019	2018	2019	2018	2019	2018
Revenue
Provincial Sources
Tax Revenue	205,766	210,710	—	—	263,433	266,444	—	—
Other Provincial Revenue	517,515	519,263	463,005	463,046	15,648	22,458	115,866	111,140
Net Income from GBEs	—	—	—	—	22,187	20,134	—	—
Investment Income	1,782	1,135	12,568	10,502	—	—	23,962	24,737
Federal Sources	1,061,614	1,025,467	313,136	322,144	38,027	67,603	295,764	299,621
Total Revenues	1,786,677	1,756,575	788,709	795,692	339,295	376,639	435,592	435,498

Expenses
Grants and Subsidies	1,998,510	1,832,781	785,467	726,056	38,052	19,279	825,028	804,850
Salaries and Employee Benefits	1,792,391	1,749,481	1,422,822	1,488,476	122,461	120,996	167,398	161,184
Operating Goods and Services	890,556	950,699	325,372	286,164	159,532	199,154	141,607	134,807
Professional Services	47,233	45,571	23,846	23,002	28,824	20,041	5,622	4,582
Amortization	87,378	93,016	87,706	84,668	202,154	198,501	23,175	23,573
Debt Servicing Costs	12,666	15,549	6,216	9,978	—	—	34,228	36,220
Other	538	—	—	—	—	—	—	—
Total Expenses	4,829,272	4,687,097	2,651,429	2,618,344	551,023	557,971	1,197,058	1,165,216

Segment Result	(3,042,595)	(2,930,522)	(1,862,720)	(1,822,652)	(211,728)	(181,332)	(761,466)	(729,718)

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 9

Province of Nova Scota

Segment Reporting (continued)

For the year ended March 31, 2019

($ thousands)

	Natural Resources & Economic Development		Other Government		Inter-Segment Eliminations		Total

	2019	2018	2019	2018	2019	2018	2019	2018
				(as restated)				(as restated)
Revenue
Provincial Sources
Tax Revenue	408	385	5,280,999	5,260,517	—	—	5,750,606	5,738,056
Other Provincial Revenue	213,301	481,776	512,224	414,449	(103,208)	(122,110)	1,734,351	1,890,022
Net Income from GBEs	—	—	367,035	365,300	—	—	389,222	385,434
Investment Income	4,556	9,182	206,549	211,032	(25,767)	(26,959)	223,650	229,629
Federal Sources	37,493	52,794	2,030,883	1,965,445	—	—	3,776,917	3,733,074
Total Revenues	255,758	544,137	8,397,690	8,216,743	(128,975)	(149,069)	11,874,746	11,976,215

Expenses
Grants and Subsidies	150,893	398,665	429,290	501,684	(41,805)	(55,478)	4,185,435	4,227,837
Salaries and Employee Benefits	130,529	127,134	471,458	476,718	(19,772)	(32,756)	4,087,287	4,091,233
Operating Goods and Services	215,131	147,645	163,312	162,303	(20,734)	(7,602)	1,874,776	1,873,170
Professional Services	14,359	14,841	180,528	177,462	(2,116)	(1,099)	298,296	284,400
Amortization	16,981	9,953	24,825	24,724	—	—	442,219	434,435
Debt Servicing Costs	933	1,600	856,032	825,338	(44,248)	(51,799)	865,827	836,886
Other	713	2,300	2	—	(300)	(335)	953	1,965
Total Expenses	529,539	702,138	2,125,447	2,168,229	(128,975)	(149,069)	11,754,793	11,749,926

Segment Result	(273,781)	(158,001)	6,272,243	6,048,514	—	—	119,953	226,289

Schedules to the Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity

As at March 31, 2019

The General Revenue Fund is comprised of the Province’s departments and public service units, special operating agencies, and special purpose funds, which are consolidated with the governmental units, government business enterprises, and a proportionate share of government partnership arrangements to form the Province’s government reporting entity.

Departments and Public Service Units	Special Operating Agencies
(Consolidation Method)	(Consolidation Method)

Agriculture	Nova Scotia Apprenticeship Agency
Business	Nova Scotia Home for Colored Children
Invest Nova Scotia Fund	Restorative Inquiry
Nova Scotia Jobs Fund	Sydney Tar Ponds Agency (inactive)
Communities, Culture and Heritage
Community Services	Special Purpose Funds
Education and Early Childhood Development	(Consolidation Method)
Energy and Mines
Environment	Acadia Coal Company Limited Fund
Finance and Treasury Board	CorFor Capital Repairs and Replacements Fund
Muggah Creek Remediation Fund	Crown Land Mine Remediation Fund
Public Debt Management Fund	Crown Land Silviculture Fund
SYSCO Decommissioning Fund	Democracy 250 (inactive)
Fisheries and Aquaculture	Gàidheil Air Adhart (Gaels Forward Fund)
Health and Wellness	Gaming Addiction Treatment Trust Fund
Internal Services	Habitat Conservation Fund
Justice	Mi’kmaw Youth Fund
Labour and Advanced Education	Nova Scotia Coordinate Referencing System Trust Fund
Lands and Forestry	Nova Scotia E911 Cost Recovery Fund
Municipal Affairs	Nova Scotia Environmental Trust
Public Service	Nova Scotia Government Acadian Bursary Program Fund
Aboriginal Affairs	Nova Scotia Harness Racing Fund
Communications Nova Scotia	Nova Scotia Market Development Initiative Fund
Elections Nova Scotia	Nova Scotia Nominee Program Fund
Executive Council	Nova Scotia Sportfish Habitat Fund
Human Rights Commission	Occupational Health and Safety Trust Fund
Intergovernmental Affairs	Off-Highway Vehicle Infrastructure Fund

Legislative Services	P3 Schools Capital and Technology Refresh Fund [1]
Nova Scotia Police Complaints Commissioner	Pengrowth Nova Scotia Energy Scholarship Fund
Nova Scotia Securities Commission	Scotia Learning Technology Refresh Fund
Office of Immigration	Select Nova Scotia Fund
Office of Regulatory Affairs and	Species at Risk Conservation Fund
Service Effectiveness	Sustainable Forestry Fund
Office of Service Nova Scotia	Vive l’Acadie Community Fund
Office of Strategy Management
Office of the Auditor General	Governmental Units
Office of the Information and	(Consolidation Method)
Privacy Commissioner
Office of the Ombudsman	Annapolis Valley Regional Centre for Education
Public Prosecution Service	Art Gallery of Nova Scotia
Public Service Commission	Arts Nova Scotia
Seniors	Cape Breton-Victoria Regional Centre for Education
Transportation and Infrastructure Renewal	Check Inns Limited (inactive)

1 – Includes all refresh funds related to P3 schools.

Public Accounts Volume 1 — Consolidated Financial Statements

Schedule 10

Province of Nova Scotia

Government Reporting Entity (continued)

As at March 31, 2019

Governmental Units (continued)
(Consolidation Method)

Chignecto-Central Regional Centre for Education	Nova Scotia Strategic Opportunities Fund Incorporated
Conseil scolaire acadien provincial	Nova Scotia Utility and Review Board
Creative Nova Scotia Leadership Council	Perennia Food & Agriculture Incorporated
Develop Nova Scotia [1]	Public Archives of Nova Scotia
3104102 Nova Scotia Limited	Resource Recovery Fund Board Inc.
Gambling Awareness Foundation of Nova Scotia	Schooner Bluenose Foundation
Halifax Regional Centre for Education	Sherbrooke Restoration Commission
Harbourside Commercial Park Inc.	South Shore Regional Centre for Education
Sydney Utilities Limited	Strait Regional Centre for Education
Housing Nova Scotia	Sydney Environmental Resources Limited (inactive)
Cape Breton Island Housing Authority	Sydney Steel Corporation
Cobequid Housing Authority	Tourism Nova Scotia
Eastern Mainland Housing Authority	Trade Centre Limited (inactive)
Metropolitan Regional Housing Authority	Tri-County Regional Centre for Education
Western Regional Housing Authority	Upper Clements Family Theme Park Limited (inactive)
Invest Nova Scotia Board	3052155 Nova Scotia Limited (inactive)
Izaak Walton Killam Health Centre
Law Reform Commission of Nova Scotia	Government Business Enterprises
Nova Scotia Arts Council (inactive)	(Modified Equity Method)
Nova Scotia Boxing Authority
Nova Scotia Business Inc.	Halifax-Dartmouth Bridge Commission
Nova Scotia Independent Production Fund	Highway 104 Western Alignment Corporation
Nova Scotia Community College	Nova Scotia Liquor Corporation
Nova Scotia Community College Foundation	Nova Scotia Gaming Corporation [4]
Nova Scotia Crop and Livestock Insurance	Atlantic Lottery Corporation (25% ownership)
Commission	Interprovincial Lotter y Corporation (10% ownership)

Nova Scotia Education Common Services Bureau [2]	Nova Scotia Gaming Equipment Limited
Nova Scotia Farm Loan Board
Nova Scotia Fisheries and Aquaculture Loan Board	Government Partnership Arrangements
Nova Scotia Health Authority	(Modified Equity Method) [5]
Nova Scotia Health Research Foundation
Nova Scotia Innovation Corporation	Atlantic Provinces Special Education Authority
1402998 Nova Scotia Limited	(approximately 56% share)
3087532 Nova Scotia Limited	Canada-Nova Scotia Offshore Petroleum Board
Nova Scotia Lands Inc.	(50% share)
Nova Scotia Legal Aid Commission	Canadian Sports Centre Atlantic
Nova Scotia Municipal Finance Corporation	(approximately 14% share)
Nova Scotia Power Finance Corporation	Council of Atlantic Premiers
Nova Scotia Primary Forest Products Marketing	(approximately 46% share)
Board	Halifax Convention Centre Corporation
Nova Scotia School Insurance Exchange [3]	(50% share)
Nova Scotia School Insurance Program
Association [3]

1 – Formerly Waterfront Development Corporation Limited

2 – Formerly Nova Scotia School Boards Association

3 – Entity is a partnership controlled by the 7 Regional Centres for Education, Conseil scolaire acadien provincial, and the Nova Scotia Community College

4 – Formerly Nova Scotia Provincial Lotteries and Casino Corporation

5 – GPAs do not meet the threshold of materiality and cost-benefit to use the proportionate consolidation method